ESCHER SRO PROJECT, L.P.
                 AMENDED AND RESTATED AGREEMENT
                      OF LIMITED PARTNERSHIP


                        September __, 1997



TABLE OF CONTENTS


ARTICLE I	CONTINUATION OF PARTNERSHIP

	1.01	Continuation
	1.02	Name
	1.03	Principal Executive Offices; Agent for Service of
Process
	1.04	Term
	1.05	Recording


ARTICLE II	DEFINED TERMS


ARTICLE III	PURPOSE AND BUSINESS OF THE PARTNERSHIP

	3.01	Purpose of the Partnership
	3.02	Authority of the Partnership



ARTICLE IV	REPRESENTATIONS, WARRANTIES AND COVENANTS; DUTIES
AND OBLIGATIONS

	4.01	Representations, Warranties and Covenants Relating
to the
Apartment Complex and the Partnership

	4.02	Duties and Obligations Relating to the Apartment
Complex and the
Partnership


ARTICLE V	PARTNERS, PARTNERSHIP INTERESTS AND OBLIGATIONS OF
THE PARTNERSHIP

	5.01	Partners, Capital Contributions and Partnership
Interests
	5.02	Return of Capital Contribution

	5.03	Withholding of Capital Contribution Upon Default

	5.04	Legal Opinions
	5.05	Repurchase Obligation


ARTICLE VI	CHANGES IN PARTNERS

	6.01	Withdrawal of a General Partner

	6.02	Admission of a Successor or General Partner

	6.03	Effect of Bankruptcy, Death, Withdrawal, Dissolution
or Incompetence of a General Partner



ARTICLE VII	ASSIGNMENT TO THE PARTNERSHIP

	7.01	Assignment of Contracts, etc



ARTICLE VIII	RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL
PARTNER

	8.01	Management of the Partnership

	8.02	Limitations Upon the Authority of the General
Partner
	8.03	Management Purposes
	8.04	Delegation of Authority

	8.05	General Partner or Affiliates Dealing with
Partnership
	8.06	Other Activities
	8.07	Liability for Acts and Omissions

	8.08	Partnership Status
	8.09	Construction of the Apartment Complex, Construction
Cost Overruns, Operating Deficits

	8.10	Development Fee
	8.11	Incentive Partnership Management Fee

	8.11.1	Asset Management Fee
	8.12	Withholding of Fee Payments

	8.13	Removal of the General Partner

	8.14	Selection of Management Agent

	8.15	Removal of the Management Agent
	8.16	Replacement of the Management Agent

	8.17	Subordinated Loans to the Partnership

	8.18	Reserve Fund for Replacements



ARTICLE IX	TRANSFERS OF, AND RESTRICTIONS ON TRANSFERS OF
INTERESTS OF LIMITED PARTNERS

	9.01	Purchase for Investment

	9.02	Restrictions on Transfer of Limited Partner's
Interests
	9.03	Admission of Substitute Limited Partners

	9.04	Rights of Assignee of Partnership Interest



ARTICLE X	RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

	10.01	Management of the Partnership

	10.02	Limitation on Liability of Limited Partners

	10.03	Other Activities
	10.04	Ownership by Limited Partner of Corporate General
Partner or Affiliate


ARTICLE XI	ALLOCATION OF TAXABLE INCOME, TAX LOSSES, TAX
CREDITS AND CASH DISTRIBUTIONS


	11.01	Allocation of Taxable Income, Tax Losses and Tax
Credits
	11.02	Allocation of Taxable Income and Tax Losses from
Capital Transactions
	11.03	Distribution of Cash Flow
	11.04	Distributions of Distributable Proceeds from Capital
Transactions and Distributable Proceeds from
Refinancings
	11.05	Allocations Among Partners
	11.06	Qualified Income Offset

	11.07	Minimum Gain Allocations
	11.08	Regulatory Allocations

	11.09	Partners' Partnership Non-recourse Liabilities

	11.10	Tax Allocations:  Code Section 704(c)

	11.11	Tax Matters Partner
	11.12	Capital Accounts
	11.13	Authority of General Partner to Vary Allocations to
Preserve and Protect Partner's Intent



ARTICLE XII	SALE, DISSOLUTION AND LIQUIDATION

	12.01	Dissolution of the Partnership

	12.02	Winding Up and Distribution



ARTICLE XIII	BOOKS AND RECORDS, ACCOUNTING TAX ELECTIONS,
ETC.

	13.01	Books and Records
	13.02	Bank Accounts
	13.03	Accountants
	13.04	Reports to Partners
	13.05	Section 754 Elections
	13.06	Fiscal Year and Accounting Method



ARTICLE XIV	AMENDMENTS

	14.01	Proposal and Adoption of Amendments



ARTICLE XV	CONSENTS, VOTING AND MEETINGS

	15.01	Method of Giving Consent
	15.02	Submissions to Limited Partners

	15.03	Meetings; Submission of Matter for Voting



ARTICLE XVI	GENERAL PROVISIONS

	16.01	Burden and Benefit
	16.02	Applicable Law
	16.03	Counterparts
	16.04	Separability of Provisions

	16.05	Entire Agreement
	16.06	Liability of the Investment Partnership

	16.07	Environmental Protection

	16.08	Notices to the Investment Partnership

	16.09	Notices to the General Partner

	16.10	Withdrawal of Initial Limited Partner



                      ESCHER SRO PROJECT, L.P.
                   AMENDED AND RESTATED AGREEMENT
                       OF LIMITED PARTNERSHIP


	This Amended and Restated Agreement of Limited Partnership is made and entered into as of the ___ day of September, 1997, by and among the undersigned parties.

	WHEREAS, a Certificate of Limited Partnership for ESCHER SRO PROJECT, L.P. (the "Partnership") was filed with the Secretary of State of New Jersey on January 6, 1992 (the "Certificate"); and

	WHEREAS, as of October 31, 1991, Balanced Housing Development Corp., a New Jersey corporation as the General Partner (the "General Partner"), and Ronald Brown as initial limited partner (the "Initial Limited Partner"), executed an Agreement of Limited Partnership of ESCHER SRO PROJECT, L.P., a New Jersey limited partnership (the "Agreement") for the formation of the Partnership pursuant to the New Jersey Revised Uniform Limited Partnership Act (the "Act").

	WHEREAS, the Partnership has been formed to acquire, develop, rehabilitate, construct, own, maintain and operate one three-story building with a total of one-hundred four (104) efficiency-type single room occupancy units ("SRO's"), one-hundred of which are intended for rental to very low and low income, single, homeless individuals with the remaining four (4) units to be used by management staff, to be known as the Escher Street SRO, and to be located in the North Ward section of Trenton, New Jersey (the "Apartment Complex"); and

	WHEREAS, the Partnership has acquired title to the Apartment Complex subject to mortgages and other liens securing construction and permanent financing Loans; and

	WHEREAS, pursuant to a Restated Agreement and Certificate of Limited Partnership of Escher SRO Project, L.P. dated April 10, 1997, the Initial Limited Partner withdrew from the Partnership and Boston Capital Tax Credit Fund IV, L.P. (Series 26), a
Delaware limited partnership was admitted as a Limited Partner to the Partnership; and

	WHEREAS, the parties hereto now desire to enter into this Amended and Restated Agreement of Limited Partnership to (i) continue the Partnership; (ii) admit BCTC 94, Inc., a Delaware corporation, to the Partnership as the Special Limited Partner;
(iii) impose additional conditions on the Initial Limited Partner's withdrawal from the Partnership; (iv) reassign Interests in the Partnership; and (v) set forth all of the provisions governing the Partnership.

	NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree to continue the Partnership pursuant to the Act, as set forth in this Amended and Restated Agreement of Limited Partnership, which reads in its entirety as follows:


                            ARTICLE I
                   CONTINUATION OF PARTNERSHIP

1.01.	Continuation.  The undersigned hereby continue the
Partnership as a limited partnership under the Act.

1.02.	Name.  The name of the Partnership is ESCHER SRO
PROJECT, L.P.

1.03.	Principal Executive Offices; Agent for Service of
Process. The principal executive and record office of the Partnership and the resident agent for service of process shall be Ronald Brown, with an address at 66 North Hillside Avenue, P.O. Box 23, Livingston, NJ 07039. The Partnership may change the location of its principal executive office to such other place or places as may hereafter be determined by the General Partner. The General Partner shall promptly notify all other Partners of any change in the principal executive office. The Partnership may maintain such other offices at such other place or places as the General Partner may from time to time deem advisable.

1.04.	Term.  The term of the Partnership commenced as of
December 31, 1991 and shall continue until December 31, 2050, unless the Partnership is sooner dissolved in accordance with the provisions of this Agreement.

1.05.	Recording.  Upon the execution of this Amended and
Restated Agreement of Limited Partnership by the parties hereto, the General Partner shall take all necessary action required by law to perfect and maintain the Partnership as a limited partnership under the laws of the State and to effectuate the admission of the Investment Partnership and BCTC 94, Inc. as Limited Partners and the withdrawal of the initial Limited Partner hereunder, and shall register the Partnership under any assumed or fictitious name statute or similar law in force and effect in the State.


                             ARTICLE II
                           DEFINED TERMS

	In addition to the abbreviations of the parties set forth in the preamble to this Agreement, the following defined terms used in this Agreement shall have the meanings specified below:

	"Accountants" means such firm of independent certified public accountants as may be engaged by the General Partner, with the Consent of BCTC 94, Inc., to prepare the Partnership income tax returns and to be responsible for the Partnership's audit and tax matters reporting obligations under Section 13.04 hereof.

	"Act" means the Revised Uniform Limited Partnership Act of New Jersey, as amended from time to time during the term of the Partnership.

	"Actual Credit" means as of any point in time, the total amount of the Tax Credits actually allocated by the Partnership to the Investment Partnership, representing ninety-nine percent (99%) of the Tax Credits actually received by the Partnership, as shown on the applicable tax return of the Partnership.

	"Admission Date" means the date upon which the Investment
Partnership is admitted to the Partnership.

	"Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a General Partner, or with another designated Person, as the context may require.

	"Affiliated Limited Partnership" means any limited partnership, other than the Partnership, in which the General
Partner or an Affiliate of a General Partner is a general partner and the Investment Partnership or an Affiliate of the Investment
Partnership is a limited partner.

	"Agency" and/or "HMFA" means the New Jersey Housing and
Mortgage Finance Agency in its capacity as the designated agency of the State of New Jersey to allocate Low-Income Housing Tax
Credits, acting through any authorized representative.

	"Agreement" means this Amended and Restated Agreement of Limited Partnership, as amended from time to time.

	"Apartment Complex" means the land owned by the Partnership located at 50 Escher Street, Trenton, New Jersey, and the 104-unit SRO rental housing development and other improvements being constructed and/or rehabilitated thereon, to be owned and operated by the Partnership, and known as the Escher Street SRO.

	"Applicable Percentage" has the meaning given to it in
Section 42(b) of the Code.

	"Asset Management Fee" means the fee payable by the Partnership to Boston Capital, or an Affiliate thereof, pursuant to Section 8.11.1.

	"Balanced Housing Loan" means a loan in the original principal amount of $419,956 from Balanced Housing Development
Corp. to the Partnership as evidenced by the applicable Loan
Documents.

	"Bankruptcy" or "Bankrupt" as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Act of 1898 or the Bankruptcy Code of 1978 or like provision of law (except if such petition is contested by such Person and has been dismissed within 90 days); insolvency of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

	"BCTC 94, Inc." means BCTC 94, 94, Inc., a Delaware corporation, which is the Special Limited Partner of the Partnership.

	"Boarding House Grant" means those funds in the amount of $399,791 from the New Jersey Housing and Mortgage Finance Agency
("HMFA") to the Partnership subject to, and for purposes of maintaining and operating the Project as a Boarding House.

	"Book Depreciation" has the meaning set forth in Section
11.12C.

	"Book Profits and Losses" means the Taxable Income or Tax
Losses of the Partnership, adjusted for purposes of determining and maintaining the Partners' Capital Accounts as provided in
Section 11.12.

	"Boston Capital" means Boston Capital Partners, Inc., a
Massachusetts corporation.

	"Capital Account" means the capital account of a Partner as described in Section 11.12.

	"Capital Contribution" with respect to any Partner, means the total amount of money and the initial Gross Asset Value of any property (other than money) contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Interest of such Partner.

	"Capital Transaction" means the sale, exchange or disposition (other than leasing in the ordinary course of business) of any Partnership property that is not in the ordinary course of business, or casualty damage to or condemnation of any Partnership property, or any substantial interest therein or portion thereof.

	"Carryover Certification" means December 5, 1995, the date upon which the Partnership received, in a form and in substance satisfactory to the Investment Partnership, the certification of the Accountants that as of a date no later than December 31, 1995, the Partnership incurred capitalizable costs with respect to the Apartment Complex of at least ten percent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1995, so that each building in the Apartment Complex constitutes a "qualified building" for the purposes of
Section 42(h)(1)(E)(ii) of the Code.

	"Carryover Allocation" means the Carryover Allocation
Agreement from the Agency to the Partnership dated as of December 5, 1995 setting forth certain terms and conditions of the Partnership upon which the tax credit allocation is contingent.

	"Cash Flow" means, with respect to any year or other applicable period, (a) all Revenues received by the Partnership during such period, plus (b) any amounts which the General Partner, acting jointly with BCTC 94, Inc., and subject to the approval of the Lender, if required, releases from the Reserve Fund for Replacements as being no longer necessary to hold as part of the Reserve Fund for Replacements, or from Operating Deficit Reserve less (i) all operating expenses and obligations of the Partnership paid or payable (on a thirty-day current basis) during the applicable period, including without limitation escrow deposits for taxes and insurance, maintenance and repairs,
(ii) all sums due or currently required to be paid under the terms of the Loans or any other third-party indebtedness of the Partnership, and (iii) all amounts from Revenues, if any, added or required to be added to the Reserve Fund for Replacements and/or the Operating Deficit Reserve during such period. In no event will deductions in determining Cash Flow pursuant to clauses (i) and (ii) above include payments made on account of: the Asset Management Fee, amounts due on any Subordinated Loans, the Incentive Partnership Management Fee, and/or the Deferred Development Fee. Cash Flow shall be determined separately for each fiscal year and shall not be cumulative.

	"Certificate" means the Certificate of Limited Partnership for Escher SRO Project, L.P. filed with the Secretary of State of New Jersey on January 6, 1992, or any certificate of limited partnership or any other instrument or document which is required under the law of the State to be signed and sworn to by the Partners of the Partnership and filed in the appropriate public offices within the State to perfect or maintain the Partnership as a limited partnership under the laws of the State, to effect the admission, withdrawal or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State.

	"City Lender" and/or the "City" means the City of Trenton, New Jersey or its successors and assigns, in its capacity as lender to the Partnership of $1,590,000 pursuant to the terms of the City Loan Documents, and in its capacity as lender to the Partnership of $100,000 pursuant to the terms of the $100,000
City Note.

	"City Loan" means the portion of the Loans to the Partnership from the City of Trenton, New Jersey pursuant to the City Loan Documents, in the total maximum principal amount of $1,590,000 as evidenced by the City Loan Documents, the proceeds of which shall be or have been advanced (see also Permanent
Loan).

	"City Loan Documents" means those documents executed by the Partnership and delivered to the City with respect to the restructuring of the Original City Loan Documents including without limitation, the Amended and Restated Mortgage Note in the amount of $1,590,000, (the "City Note"), the Amended and Restated Mortgage covering the Project and as security for the City Note (the "City Mortgage"), any other documents executed by the Partnership in connection with the City Loan all dated as of ___________, 1997, and the $100,000 City Note.

	"$100,000 City Note" means a loan from the City to the Partnership, the proceeds of which shall be used to fund a portion of the Operating Deficit Reserve.

	"Construction Loan" means the initial portion of the City
Loan, the proceeds of which have been or shall be used to fund construction of the Project.

	"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of succeeding law.

	"Compliance Period" has the meaning ascribed to such term in
Section 42 of the Code.

	"Consent" means the prior written consent or approval of BCTC 94, Inc. and/or the Investment Partnership and/or any other Partner, as the context may require, to do the act or thing for which the consent is solicited, and which consent shall not be unreasonably delayed.

	"Construction Contract" means that certain construction contract dated in 1994 in the amount of Two Million Seven Hundred Ten Thousand and 00/100 ($2,710,000), as amended by that certain Amendment to Construction Contract dated as of May 20, 1997, amending among other things, the contract price to One Million, Nine Hundred Twenty-Five Thousand and 00/100 ($1,925,000) (including all exhibits and attachments thereto) entered into between the Partnership and the Contractor pursuant to which the Apartment Complex is being constructed.

	"Contractor" means Allied Construction Services, Inc. in its capacity as the general construction contractor for the Apartment
Complex.

	"Cost Certification" means the date upon which each Limited Partner shall have received the written certification of the Accountants, in a form and in substance satisfactory to Boston Capital, as to the itemized amounts of the completed construction and development costs of the Apartment Complex and the Eligible Basis and Applicable Percentage (in each case, as defined in Section 42(d) of the Code), pertaining to each building in the Apartment Complex.

	"Counsel" or "Counsel for the Partnership" shall mean the law office of Brach, Eichler, Rosenberg, Silver, Bernstein, Hammer & Gladstone, A Professional Corporation or such other attorney or law firm upon which the Investment Partnership and the General Partner shall agree; provided, however, that if any section of this Agreement either (i) designates particular counsel for the purpose described therein, or (ii) provides that counsel for the purpose described therein shall be chosen by another method or by another Person, then such designation or provision shall prevail over this general definition. The General Partner shall not be deemed a client of Hinckley, Allen & Snyder. The Limited Partners have been, and will continue to be, separately represented by Hinckley, Allen & Snyder or such other counsel as they may choose in connection with all Partnership matters, and the Limited Partners shall not be deemed clients of Brach, Eichler, Rosenberg, Silver, Bernstein, Hammer & Gladstone, A Professional Corporation.

	"Credit Recovery Loan" has the meaning set forth in Section
5.01(d)(iii).

	"Credit Shortfall" means the amount by which the Actual
Credit is less than the Projected Credit (or Revised Projected
Credit) for any year or portion thereof.

	"Debt Service" means scheduled principal and interest payments on indebtedness under the Loans determined on an annual basis for each year of Partnership operations, but excluding (i) principal and interest due on acceleration of the Loans upon occurrence of an event of default and (ii) balloon payments of principal and interest due upon expiration of the term of the Loans.

	"Debt Service Coverage Ratio" means the ratio of (i) rental and miscellaneous income of the Partnership from the operation of the Apartment Complex in the ordinary course of business and all other income of the Partnership including unrestricted earnings on reserve or escrow funds other than proceeds of any loans to the Partnership and investment earnings on funds on deposit in the Reserve Fund for Replacements and/or Operating Deficit
Reserve ("Gross Income") minus all accrued operational costs of the Apartment Complex; including, but not limited to taxes, assessments, Reserve Fund for Replacements deposits, maintenance and repairs, fees due and payable (other than the Incentive Partnership Management Fee, the Asset Management Fee and the Deferred Development Fee), and a ratable portion of the annual amount (as reasonably estimated by the General Partner) of those seasonal or periodic expenses (such as utilities, maintenance expenses and real estate taxes) which might reasonably be expected to be incurred on an unequal basis during a full annual period of operations, but excluding amounts due under Subordinated Loans to (ii) Debt Service.

	"Developer" means Balanced Housing Development Corp.

	"Deferred Development Fee" means any portion of the Development Fee not actually paid to and received by the Developer from the Installments, the payment of which is deferred and payable only in accordance with Sections 5.01(a), 11.03(A)(c) and 11.04(A)(b)(i) hereof.

	"Development Fee" means the fee payable by the Partnership to the Developer pursuant to Section 8.10 of this Agreement.

	"Development Sources" means the aggregate of: (a) the proceeds of the Loans; (b) the Capital Contributions of the General Partner, as set forth in Section 5.01(a) of this Agreement; (c) not more than $3,101,576 ($3,748,125-$636,549
Development Fee paid from equity) of the Capital Contributions of the Investment Partnership to the Partnership; and (d) any rental income of the Partnership for the period prior to Final Closing.

	"Distributable Proceeds from Capital Transactions" means the excess of all cash receipts and other consideration arising from the sale or other disposition of all or any portion of the Apartment Complex or any proceeds realized from condemnation, casualty, or title defect, but excluding proceeds, if any, from rental interruption insurance or a temporary condemnation in the nature of a lease, over the sum of the following, to the extent paid out of such cash receipts or other consideration: (i) the amount of cash disbursed or to be disbursed in connection with or as an expense of such sale or other disposition, (ii) the amount necessary for the payment of all debts and obligations of the Partnership arising from or otherwise related to such sale or other disposition or to which the Apartment Complex is subject and which are otherwise then due (other than debts and obligations owed to the Partners and their Affiliates, which shall be satisfied in the order set forth in Section 11.04), and
(iii) any amounts set aside by the General Partner for reserves which the General Partner deems reasonably necessary for contingent, unmatured or unforeseen liabilities of the Partnership.

	"Distributable Proceeds from Refinancings" means the excess of the gross proceeds of any borrowing by the Partnership over the sum of the following, to the extent paid out of such gross proceeds: (i) any amounts disbursed to repay then existing loans of the Partnership and to pay and provide for all debts and obligations of the Partnership then to be paid or which are otherwise then due (other than debts and obligations owed to the Partners and their Affiliates, which shall be satisfied in the order set forth in Section 11.04), (ii) all reasonable expenses of such borrowings, including, without limitation, all commitment fees, brokers' commissions, and attorneys' fees, (iii) all amounts paid to improve the Apartment Complex or for any other purpose in order to satisfy conditions to or established in connection with such borrowings, and (iv) any amounts used to meet the operating expenses of the Apartment Complex or set aside by the General Partner for reserves which the General Partner deems reasonably necessary for contingent, unmatured, or unforeseen liabilities of the Partnership.

	"Eligible Basis" has the meaning given to it in Section
42(d) of the Code.

	"Excess Development Costs" means all funds in excess of the Development Sources which are required to (i) complete construction of the Apartment Complex, including paying any final cost overruns and the cost of any change orders which have been approved by the Lender and which are not funded from Development Sources, (ii) achieve Substantial Completion, (iii) achieve Final Closing and satisfy any escrow deposit requirements which are conditions to the Final Closing, including without limitation, any amounts necessary for local taxes, utilities, insurance premiums and other amounts which are required, (iv) pay any applicable loan assessment fees, discounts or other costs and expenses incurred by the Partnership as a result of the occurrence of the Final Closing, (v) make that portion of the required initial $200,000 deposit into the Operating Deficit Reserve not made available from the $100,000 City Note from the City, and (vi) pay any Operating Deficits incurred by the Partnership prior to the occurrence of Rental Achievement.

	"Extended Use Commitment" means the agreement between the Partnership and the Agency, which is intended to meet the definition of a "long term commitment to low-income housing" as required by Section 42(h)(6) of the Code and the requirements of the Agency's Low-Income Housing Tax Credit Program.

	"40-60 Set-Aside Test" means the Minimum Set-Aside Test whereby at least 40% of the units in the Apartment Complex must be occupied by individuals with incomes of 60% or less of area median income, as adjusted for family size.

	"50-50 Set Aside Test" means the Minimum Set-Aside Test selected by the Partnership pursuant to its tax credit application submitted to the Agency, whereby at least 50% of the units in the Apartment Complex must be occupied by individuals with incomes of 50% or less of the area median income, as adjusted for family size. This 50-50 Set-Aside Test shall be binding on the Project for the duration of the compliance and extended use periods and enforceable via a deed of easement and a restrictive covenant which will be recorded against the Project by the Agency.

	"Final Closing" means the occurrence of all of the following: (i) execution by the Partnership, delivery to and acceptance by the City of the City Loan Documents as approved in form and substance by Boston Capital, (ii) Substantial Completion, and (iii) the receipt by the Partnership of any approvals necessary from any Lender hereunder as may be required pursuant to the terms of the Loan Documents and upon satisfaction or waiver of all conditions set forth therein.

	"First Rental Achievement" means the date upon which the Partnership shall have for the first time, maintained a Debt Service Coverage Ratio of not less than 1.15 for any three consecutive full calendar months, with each such calendar month taken individually, after Substantial Completion. The calculation of Rental Achievement does not include the Asset Management Fee.

	"General Partner" means Balanced Housing Development Corporation, a New Jersey corporation and any other Person or entity admitted as a general partner pursuant to this Agreement, and their respective successors pursuant to this Agreement, including particularly the provisions of Section 6.03 and 8.13.

	"General Partner Special Capital Contribution" has the meaning ascribed to such term in Section 5.01 of this Agreement.

	"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as adjusted pursuant to Section 11.12B.

	"HMFA" see definition of Agency.

	"Incentive Partnership Management Fee" means the fee payable by the Partnership to the General Partner pursuant to Section
8.11 of this Agreement.

	"Initial Closing" means the date upon which all of the following conditions have been satisfied: (i) the execution by the Partnership and the City of a commitment for permanent financing in form and substance acceptable to Boston Capital;
(ii) satisfactory review by Boston Capital of draft of City Loan Documents; and (ii) this Agreement has been duly executed by all parties hereto.

	"Initial 95% Occupancy Date" means the first date, after the completion of rehabilitation, upon which 95% of the apartment units in the Apartment Complex have been leased to, and ninety-five (95) of the units are currently occupied by, qualified tenants under executed Agency approved leases, if any such approval is applicable.

	"Installment" means an Installment of the Investment
Partnership's Capital Contribution paid or payable to the Partnership pursuant to Section 5.01.

	"Interest" or "Partnership Interest" means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of said Act. Such Interest of each Partner shall, except as otherwise specifically provided herein, be that percentage of the aggregate of such benefit or obligation specified by Section 5.01 as such Partner's Percentage Interest.

	"Invested Amount" means (i) as to the Investment
Partnership, an amount equal to the paid-in Capital Contribution of the Investment Partnership divided by .73 and (ii) as to any other Partner, an amount equal to its paid-in Capital
Contribution.

	"Investment Partnership" means Boston Capital Tax Credit
Fund IV, L.P., (Series 26), a Delaware limited partnership, which is a Limited Partner of the Partnership.

	"Land" means the tracts of land located at 50 Escher Street in Trenton, New Jersey, upon which the Apartment Complex will be located.

	"Lenders" shall mean, collectively or individually, as applicable, the City of Trenton, the New Jersey Housing Finance Agency and Balanced Housing Development Corp., or its/their successors and assigns in such capacity, including any Substitute Lenders permitted pursuant to Section 8.02(b)(v) hereof, each acting through any authorized representative.

	"Limited Partners" means the Investment Partnership and/or BCTC 94, Inc., or any other Limited Partner in such Person's capacity as a limited partner of the Partnership.

	"Liquidator" means the General Partner or, if there are none at the time in question, such other Person who may be appointed in accordance with applicable law and who shall be responsible for taking all action necessary or appropriate to wind up the affairs of, and distribute the assets of, the Partnership upon its dissolution.

	"Loan Documents" means, collectively, the City Loan Documents; a $399,791 Promissory Note (the "$399,791 Note") issued in conjunction with a Loan Agreement and Deed Restriction and a Rental Assistance Agreement, each dated as of January 31, 1997, and any other instruments, documents or agreements related to the Boarding House Grant from the Partnership to HMFA (the "Boarding House Grant"); the $419,956 Promissory Note, including any addendums thereto from the Partnership to Balanced Housing Development Corp. dated as of May 31, 1995 (the "$419,956 Note"), and the Affordable Housing Restriction Agreement from the Partnership to the Agency and any other documents from the Partnership to any Lender in connection with any Loan referenced herein, as the same may be assigned or transferred.

	"Loan(s)" means, the City Loan as evidenced by the City Loan Documents including without limitation an Amended and Restated $1,590,000 Mortgage Note, secured by the City Mortgage and other related security documents and financing statements and the conditional loan from the City in the amount of $100,000 evidenced by the $100,000 City Note; the conditional Boarding
House Grant in the principal amount of $399,791 made to the Partnership by HMFA, as evidenced by the applicable Loan
Documents including without limitation the $399,791 Note as the same may be assigned or transferred; and to the Balanced Housing Loan in the principal amount of $419,956, as evidenced by the applicable Loan Documents including without limitation, the $419,956 Note, as the same may be assigned or transferred.

	"Low-Income Housing Tax Credit" means the low-income housing tax credit allowed for low-income housing projects pursuant to
Section 42 of the Code.

	"Management Agent" means Fela, Inc. d/b/a Emet Realty Management and Development Company, Inc., an affiliate of the General Partner, the management and rental agent for the Apartment Complex and/or its successors and/or assigns, as described in Section 8.05 hereof.

	"Management Agreement" means the agreement between the Partnership and the Management Agent providing for the management of the Apartment Complex.

	"Minimum Gain" means the amount determined by computing, with respect to each non-recourse liability of the Partnership, the amount of Taxable Income, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed, in accordance with Treasury Regulation 1.704-2(d). For purposes of determining the amount of such Taxable Income with respect to a liability, the adjusted basis, for federal income tax purposes, of the asset subject to the liability shall be allocated among all the liabilities that the asset secures in the manner set forth in Treasury Regulation 1.704-2(d)(2) (or successor provisions). If Partnership property subject to one or more non-recourse liabilities of the Partnership is, under Treasury Regulation 1.704-1(b)(2)(iv)(d),(f), or (r), properly reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then the determination of Minimum Gain shall be made with reference to such book value.

	"Minimum Set-Aside Test" means the set-aside test selected by the Partnership pursuant to Section 42(g) of the Code with respect to the percentage of units in its Apartment Complex to be occupied by tenants with incomes equal to no more than a certain percentage of area median income. The Partnership has selected or will select the 40-60 Set-Aside Test as the Minimum Set-Aside Test, but also must comply with the 50-50 Set-Aside Test pursuant to the election made under the Tax Credit Application to the Agency for Project Credits.

	"Mortgage(s)" means the City Mortgage given by the Partnership to the City Lender securing the City Loan.

	"Net Capital Contribution" means an amount equal to a Partner's paid-in Capital Contribution, less the aggregate amount of cash distributions, if any, made to such Partner hereunder, excluding repayment of loans or fees for services, as provided in the definition of Cash Flow.



	"Nonrecourse Deductions" has the meaning set forth in
Section 1.704-2(c) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Fiscal Year of the Partnership equals the net increase, if any, in the amount of Minimum Gain during that Fiscal Year, determined according to the provisions of Treasury Regulation Section 1.704-2(c).

	"Notice" means a writing containing the information required by this Agreement to be communicated to a Partner and sent by registered or certified mail, postage prepaid, return receipt requested, to such Partner at the last known address of such Partner, the date of registry thereof or the date of the certification receipt therefor being deemed the date of such Notice; provided, however, that any written communication containing such information sent to such Partner actually received by such Partner shall constitute Notice for all purposes of this agreement.

	"Operating Deficit" means the amount by which (i) the income of the Partnership from rental payments made by tenants of the Apartment Complex and all other income of the Partnership, including unrestricted earnings on reserve or escrow funds (other than proceeds of any loans to the Partnership and investment earnings on funds on deposit in the Reserve Fund for Replacements) for a particular period of time, is exceeded by
(ii) the sum of all the operating expenses, including all Debt Service payments, operating and maintenance expenses, deposits into the Reserve Fund for Replacements, any Lender' fee payments, and all other Partnership obligations or expenditures, excluding payments to the General Partner, payments for construction of the Apartment Complex and fees and other expenses and obligations of the Partnership to be paid from the Capital Contributions of the Investment Partnership to the Partnership pursuant to this Agreement, during the same period of time.

	"Operating Deficit Loan" means a loan made pursuant to
Section 8.09(b).

	"Operating Deficit Reserve" means the operating deficit reserve account established and maintained pursuant to the provisions of Section 8.18(b) of this Agreement.

	"Original City Loan" means the original loan to the Partnership from the city in the original maximum principal amount of $1,600,000, as of December 28, 1992 as evidenced by the Original City Loan Documents.

	"Original City Loan Documents" means collectively, the
Original City Note, the Mortgage from the Partnership to the City securing payment of the Original City Note and any and all other documents executed in connection therewith.

	"Original City Note" means that Mortgage Note dated
December 28, 1992 from the Partnership to the City in the original principal amount of $1,690,000.

	"Partner" means any General Partner or any Limited Partner.

	"Partner Nonrecourse Debt Minimum Gain" has the meaning attributed to "partner loan nonrecourse debt minimum gain" in Treasury Regulation 1.704-2(i)(3).

	"Partner Loan Nonrecourse Deductions" means any deductions of the Partnership that are attributable to a nonrecourse liability for which a Partner bears the risk of loss within the meaning of Treasury Regulation Section 1.704-2(i).

	"Partnership" means Escher SRO Project, L.P.

	"Partnership Agreement" means this Amended and Restated
Agreement of Limited Partnership, as amended from time to time.

	"Percentage Interest" means the percentage Interest of each Partner as set forth in
 Section 5.01.

	"Permanent Loan" means collectively, the Balanced Housing
Loan and the City Loan.

	"Person" means any individual, partnership, corporation, trust or other entity.

	"Plans and Specifications" means the plans and specifications (as applicable) for the rehabilitation and reconfiguration of the Apartment Complex, referred to in the Construction Contract and any changes thereto made in accordance with the terms of this Agreement.

	"Project Documents" means and includes this Agreement, the Loan Documents, the Extended Use Commitment, the Management
Agreement and all other instruments delivered to (or required by) the Lender or the Agency and all other documents relating to the Apartment Complex and by which the Partnership is bound, as amended or supplemented from time to time.

	"Projected Credit" means Low-Income Housing Tax Credits in the amount of $446,160 for 1998, $594,880.00 per year for each of the years 1999 through 2007, and $148,720 for 2008, which the General Partner has projected to be the total amount of the Tax Credits which will be allocated to the Investment Partnership by the Partnership, constituting ninety-nine and 99/100 percent (99.99%) of the Tax Credits which are projected to be available to the Partnership; provided, however, that if the Actual Credit for 1998 is greater than (or less than) $446,160 the Projected Credit for the year 2008 shall be reduced (increased) by an amount equal to the amount by which the Actual Credit for 1998 exceeds (or is less than) $446,160.

	"Rent Restriction Test" means the test pursuant to Section 42 of the Code whereby the gross rent charged to tenants of the low-income units in the Apartment Complex cannot exceed 30% of the qualifying income levels of those units under Section 42.

	"Reserve Fund for Replacements" means the reserve fund for replacements with respect to the Apartment Complex as established pursuant to the provisions of Section 8.18(a) of this Agreement.

	"Revenues" means all cash receipts of the Partnership during any period except for Capital Contributions, proceeds from the liquidation, sale or refinancing of Partnership property or of a Capital Transaction, or the proceeds of any loan to the Partnership.

	"Revised Projected Credit" has the meaning set forth in
Section 5.01(d)(i).

	"Second Rental Achievement" means the date upon which the Partnership shall have or the first time, maintained a Debt Service Coverage Ratio of not less than 1.15 for any six consecutive full calendar months, with each such calendar month taken individually, after Substantial Completion. The calculation of Rental Achievement does not include the Asset Management Fee.

	"Share of Minimum Gain" means for each Partner, the excess of (1) the sum of (a) the aggregate Non-Recourse Deductions allocated to such Partner (and such Partner's predecessors in interest) up to that time and (b) the aggregate distributions to such Partner (and such Partner's predecessors in interest) up to that time of proceeds of a non-recourse liability that are allocable to an increase in Partnership Minimum Gain over (2) the sum of (a) such Partner's (and such Partner's predecessors' in interest) aggregate share of the net decrease in Partnership Minimum Gain up to that time and (b) such Partner's (and such Partner's predecessors' in interest) aggregate share of the decreases up to that time in Partnership Minimum Gain resulting from revaluations of Partnership Property subject to one or more non-recourse liabilities of the Partnership, as more fully set forth in Treasury Regulation 1.704-2(g).

	"State" means the State of New Jersey.

	"State Designation" means, with respect to the Apartment Complex, the final allocation by the Agency of Low-Income Housing Tax Credits, as evidenced by the receipt by the Partnership of IRS Form 8609 executed by the Agency as to all buildings in the Apartment Complex. In the event that State Designation is anticipated to occur more than 60 days after the Agency's receipt of Cost Certification, then, for purposes of Section 5.01(c) hereof, State Designation shall mean evidence of the Agency's receipt of Cost Certification, provided that the Partnership's Carryover Allocation of 1994 Tax Credits remains valid and in full force and effect.

	"Subordinated Loan" means any loan made by the General
Partner to the Partnership pursuant to Section 8.17.

	"Substantial Completion" means the date upon which the Partnership has received all necessary certificates of substantial completion or certificates of occupancy from the applicable governmental jurisdiction(s) or authority(ies) relating to 100% of the SRO Units in the Apartment Complex, or
(ii) receipt of a certification from the inspecting architect in form and substance acceptable to Boston Capital, with respect to satisfactory completion of one hundred percent (100%) of the apartment units in the Apartment Complex; provided, however, that Substantial Completion shall not be deemed to have occurred if on such date any liens or other encumbrances as to title to the Land and the Apartment Complex exist, other than those securing the Loans and/or those Consented to by the Investment Partnership.

	"Substitute Limited Partner" means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.03.

	"Syndication Expenses" means all expenditures classified as syndication expenses pursuant to Treasury Regulation Section 1.709-2(B). Syndication Expenses shall be taken into account in determining and maintaining Capital Accounts pursuant to Section
11.12 of this Agreement at the time they would be taken into account under the Partnership's method of accounting if they were deductible expenses.

	"Taxable Income" and "Tax Losses" means the Partnership's taxable income or tax losses, respectively, for each fiscal year (or part thereof) as determined for federal income tax purposes, including, where the context requires, all items of income, gain, loss, deduction and credit which enter into the computation thereof.

	"Tax Credit" means the Low-Income Housing Tax Credit.

	"Tax Credit Set Aside" means the date upon which the Partnership received a reservation, effective for 1995, subject to a the Carryover Allocation of Tax Credits meeting the requirements of Section 42(h)(1)(E) of the Code and Treasury Regulations for an allocation of Tax Credit for the building(s) constituting the Apartment Complex in an annual dollar amount of not less than $594,940.00, which reservation shall not have expired or been revoked prior to the date on which the First Installment is paid. The Tax Credit Set Aside for the Partnership was issued by the Agency through a Preliminary Reservation Letter to the Partnership dated June 26, 1995, and subsequently superseded by the Carryover Allocation.

	"Total Operating Revenue" means gross residential rental revenue less vacancy plus other income.

	"75% Construction Completion" means the date upon which the Partnership has received either (i) all necessary certificates of substantial completion or certificates of occupancy from the applicable governmental jurisdiction(s) or authority(ies) relating to 75% of the SRO units in the Apartment Complex, or
(ii) receipt of a certification from the inspecting architect in form and substance acceptable to Boston Capital, with respect to satisfactory completion of seventy-five percent (75%) of the overall construction of the Apartment Complex, provided, however, that 75% Construction Completion shall not be deemed to have occurred if on such date any liens or other encumbrances as to title to the Land and the Apartment Complex exist, other than those securing the Loans and/or those Consented to by the Investment Partnership.


                           ARTICLE III
                PURPOSE AND BUSINESS OF THE PARTNERSHIP

3.01.	Purpose of the Partnership.  The Partnership has
been organized to acquire the Land and to develop, finance, construct, own, maintain, operate and sell or otherwise dispose of the Apartment Complex, in order to obtain long-term appreciation, cash income, Tax Credits and tax losses and to manage the Apartment Complex in a manner that provides and preserves safe, decent, affordable housing and needed supportive services.

	3.02.	Authority of the Partnership.  In order to carry
out its purpose, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purpose, and for the protection and benefit of the Partnership, including but not limited to the following:

	(a)	acquire ownership of the Land;

	(b)	construct, operate, maintain, improve, buy, own, sell,
convey, assign, mortgage, rent or lease any real estate and any personal property necessary to the operation of the Apartment
Complex;

	(c)	provide housing, subject to the Minimum Set-Aside Test
and the Rent Restriction Test and consistent with the requirements of the Project Documents so long as any Project
Documents remain(s) in force;

	(d)	enter into any kind of activity, and perform and carry
out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Partnership;

	(e)	borrow money and issue evidences of indebtedness in
furtherance of the Partnership business and secure any such indebtedness by mortgage, pledge, or other lien;

	(f)	maintain and operate the Apartment Complex, including
hiring the Management Agent (which Management Agent may be any of the Partners or an Affiliate thereof) and entering into any agreement for the management of the Apartment Complex during its rent-up and after its rent-up period;

	(g)	subject to the approval of the Agency and/or the
Lender, if required, and to other limitations expressly set forth elsewhere in this Agreement, negotiate for and conclude agreements for the sale, exchange, lease or other disposition of all or substantially all of the property of the Partnership, or for the refinancing of any Loans on the property of the Partnership;

	(h) 	enter into the Loan Documents with the Lenders and
grant the Mortgages, enter into the Loans and all other documents required by the Lenders with respect to the Loans, and the Extended Use Commitment with the Agency, providing for regulations with respect to rents, profits, dividends and the disposition of the Apartment Complex and the long-term use of the Apartment Complex for low-income housing;

	(i) 	rent dwelling units in the Apartment Complex from time
to time, in accordance with the provisions of the Code applicable to Low-Income Housing Tax Credits and in accordance with applicable federal, state and local regulations, collecting the rents therefrom, paying the expenses incurred in connection with the Apartment Complex, and distributing the net proceeds to the Partners, subject to any requirements which may be imposed by the Extended Use Commitment and the Loan Documents; and

	(j) 	do any and all other acts and things necessary or
proper in furtherance of the Partnership business.

                       ARTICLE IV
       REPRESENTATIONS, WARRANTIES AND COVENANTS; DUTIES AND
                       OBLIGATIONS

	4.01.	Representations, Warranties and Covenants Relating
to the Apartment Complex and the Partnership. As of the date hereof, the General Partner hereby represents, warrants and covenants to the Partnership and to the Partners that:

	(a)	the construction and development of the Apartment
Complex has begun or shall commence within seven (7) business days from the date of Initial Closing and shall be completed in a timely and workmanlike manner in accordance with (i) all applicable requirements of the Construction Contract and the Project Documents, (ii) all applicable requirements of all appropriate governmental entities, and (iii) the Plans and Specifications of the Apartment Complex that have been or shall be hereafter approved by the Lender and any applicable governmental entities, as such Plans and Specifications may be changed from time to time with the approval of the Lender and any applicable governmental entities, if such approval shall be required;

	(b)	at the time of commencement of construction, at Initial
Closing and as of the date hereof, the Land was, and is properly zoned for the Apartment Complex, all consents, permissions and licenses required by all applicable governmental entities have been obtained (excepting however any certificates of occupancy which must be obtained prior to the occupancy of the Apartment
Complex, which such certificates will be obtained by the General
Partner on behalf of the Partnership), and to the best of its knowledge, the Apartment Complex conformed and conforms to all applicable federal, state and local land use, zoning, environmental and other governmental laws and regulations;

	(c)	all appropriate public utilities, including sanitary
and storm sewers, water, gas and electricity, are currently available and will be operating properly for all units in the Apartment Complex at the time of first occupancy of such units;

	(d)	at Initial Closing and as of the date hereof, good and
marketable fee simple title to the Apartment Complex was and is held by the Partnership, and title insurance policies of a financially responsible institution acceptable to the Lender and to BCTC 94, Inc., in the amount of the replacement cost of the Apartment Complex, which amount shall not be less than the aggregate of the Capital Contributions ($3,748,125 ) of the General Partner and the Investment Partnership and the principal amount of the Loans ($2,509,747), in favor of the Partnership and Lender, respectively, were issued on or before Initial Closing, and shall remain in full force and effect, subject only to such easements, covenants, restrictions and such other standard exceptions as are normally included in owner's or mortgagee's title insurance policies and which are acceptable to BCTC 94, Inc. and the Lender and shall contain a non-imputation endorsement as to the Investment Partnership and BCTC 94, Inc.
and such other endorsements as deemed reasonably necessary by the Lender and BCTC 94, Inc.;

	(e)	other than that expressly disclosed to the Limited
Partners, the General Partner is not aware of any default under any agreement, contract, lease, or other commitment, or of any claim, demand, litigation, proceedings or governmental investigation pending or threatened against it, the Apartment Complex or the Partnership, or related to the business or assets of the Partnership or of the Apartment Complex, which claim, demand, litigation, proceeding or governmental investigation could result in any judgment, order, decree, or settlement which would materially and adversely affect the business or assets of the Partnership, the General Partner, or of the Apartment
Complex;

	(f) 	except for the commitment fees paid to the Lender,
neither the General Partner nor any Affiliate of the General Partner or the Partnership, has entered, or shall enter, into any agreement or contract for the payment of any Loans discounts, additional interest, yield maintenance or other interest charges or financing fees or any agreement providing for the guarantee of payment of any such interest charges or financing fees relating to the Loans;

	(g)	 the execution of this Agreement, the incurrence of the
obligations set forth in this Agreement, and the consummation of the transactions contemplated by this Agreement do not violate any provision of law, any order, judgment or decree of any court binding on the Partnership, the General Partner or any of them or their Affiliates, any provision of any indenture, agreement, or other instrument to which the Partnership or they or either of them is a party or by which the Partnership or the Apartment
Complex is affected, and is not in conflict with, and will not result in a breach of or constitute a default under any such indenture, agreement, or other instrument or result in creating or imposing any lien, charge, or encumbrance of any nature whatsoever upon the Apartment Complex;

	(h)	 the Construction Contract has been entered into
between the Partnership and the Contractor; no other consideration or fee shall be paid to the Contractor, in its capacity as the Contractor, other than the amounts set forth in the Construction Contract or as evidenced by change orders approved by the Lender to the extent such approvals are required, or as otherwise disclosed in writing to and approved by the Investment Partnership; and all change orders that have been submitted by the Contractor to date have been paid in full;

	(i) 	at Initial Closing and as of the date hereof, a
builder's risk insurance policy was and is in full force and effect, and fire and extended coverage insurance for the full replacement value of the Apartment Complex (excluding the value of the Land, site utilities, landscaping and foundations) which shall include flood insurance, if the Apartment Complex is in a flood hazard area designated by the United States Department of Housing and Urban Development, and public liability insurance in the amount of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, per location (with no deductible for liability), and a $4,000,000 umbrella policy, all in favor of the Partnership and naming the Investment Partner as an additional insured and loss payee, are in full force and effect and will be maintained in full force and effect during the term of the Partnership; all such policies shall be in amounts set forth in this Paragraph, and with insurers reasonably satisfactory to BCTC 94, Inc., and shall be paid for out of Partnership assets; following Substantial Completion, the General Partner, on behalf of the Partnership, will maintain $5,000,000 of liability insurance covering the Land and the Apartment Complex;

The term "full replacement value" as used herein shall mean and include the total cost of replacement of the Apartment
Complex at each respective stage of construction thereof up to completion.

	(j)	 neither the General Partner nor the Partnership has
incurred any financial responsibility with respect to the Apartment Complex prior to the date of execution of this Agreement, other than that expressly disclosed to the Investment
Partnership;

	(k) 	at the time of Initial Closing and at Final Closing, at
the time of execution of this Agreement, and at Substantial
Completion, the Partnership was, is and will continue to be a valid limited partnership, duly organized under the laws of the State, had, has and shall continue to have full power and authority to acquire the Land and to rehabilitate, construct, develop, operate and maintain the Apartment Complex in accordance with the terms of this Agreement, and has taken and shall continue to take all action under the laws of the State and any other applicable jurisdiction that is necessary to protect the limited liability of the Limited Partners and to enable the Partnership to engage in its business;

	(l)	 no restrictions on the sale or refinancing of the
Apartment Complex, other than the restrictions set forth in the Loan Documents, in the Extended Use Commitment and as set forth in this Agreement, exist as of the date hereof, and no such restrictions shall, at any time while the Investment Partnership is a Limited Partner, be placed upon the sale or refinancing of the Apartment Complex;

	(m)	 the Apartment Complex is being developed in a manner
which satisfies, and shall continue to satisfy, all restrictions, including tenant income and rent restrictions, applicable to projects generating Low-Income Housing Tax Credits under Section
42 of the Code;

	(n)	the Projected Credits applicable to the Apartment
Complex are $446,160.00 for 1998, $594,880.00 per year for each of the years 1999 through 2007, and $148,720.00 for 2008, which the General Partner has projected to be the total amount of the Tax Credits which will be allocated to the Investment Partnership by the Partnership, constituting ninety-nine and 99/100 percent (99.99%) of the Tax Credits which are projected to be available to the Partnership; provided, however, that if the Actual Credit for 1998 is greater than (or less than) $446,160.00 the Projected Credit for the year 2008 shall be reduced (increased) by an amount equal to the amount by which the Actual Credit for 1998 exceeds (or is less than) $446,160.00;

	(o) 	the General Partner obtained from the Agency on
December 5, 1995, a duly authorized, valid and binding carryover allocation of Low-Income Housing Tax Credits in the name of the Partnership and as to the Apartment Complex in an amount not less than $594,940 per year.

	(p)	the Partnership shall satisfy all conditions to the
Agency's allocation of Tax Credits set forth in the Carryover Allocation dated December 5, 1995 and all exhibits thereto and all other documents entered into with the Agency, within the time periods specified and in each case to the extent required to be satisfied as of the date hereof, and shall be in full compliance with the Agency's requirements and shall place the Project in service by December 31, 1997;

	(q)	to the best of its knowledge after due inquiry, at the
time of the execution of this Agreement, the General Partner has fully complied with all applicable material provisions and requirements of any and all purchase and/or lease agreements, loan agreements, Project Documents and other agreements with respect to the acquisition, development, financing, rehabilitation, construction and operation of the Apartment
Complex; it shall take, and/or cause the Partnership to take, all actions as shall be necessary to achieve and maintain continued compliance with the provisions, and fulfill all applicable requirements, of such agreements.

	(r)	the obligations of the General Partner, including the
obligation to pay the annual Asset Management Fee, shall be guaranteed by Ronald Brown, individually and/or another person or entity approved by the Investment Partnership (the "Guarantor").
Any payments made by the Guarantor directly to the Partnership or the Investment Partnership pursuant to the ("Payment on Guaranty") shall be deemed to relieve the General Partner of such payment obligation.

	(s)	the Partnership shall make all necessary filings and
take any other actions, as applicable, in order to defer the start of the credit period until 1998.

4.02.	Duties and Obligations Relating to the Apartment
Complex and the Partnership. The General Partner shall have the following duties and obligations with respect to the Apartment
Complex and the Partnership:

	(a)	all requirements shall be met which are necessary to
obtain or achieve (i) compliance with the Minimum Set-Aside Test, the Rent Restriction Test, and any other requirements necessary for the Apartment Complex to initially qualify, and to continue to qualify, for Tax Credits, including all requirements set forth in the Extended Use Commitment, (ii) issuance of all necessary certificates of occupancy, including all governmental approvals required to permit occupancy of all of the apartment units in the Apartment Complex, (iii) Initial Closing and Final Closing, and
(iv) compliance with all provisions of the Project Documents;

	(b)	while conducting the business of the Partnership, it
shall not act in any manner which it knows or should have known after due inquiry will (i) cause the termination of the Partnership for federal income tax purposes without the Consent of the Investment Partnership, or (ii) cause the Partnership to be treated for federal income tax purposes as an association taxable as a corporation;

	(c)	the Apartment Complex shall be managed upon Substantial
Completion so that (i) no less than eighty per cent (80%) of the gross income from the Apartment Complex in every year is rental income from dwelling units in the Apartment Complex used to provide living accommodations not on a transient basis (taking into consideration Code Section 42(i)(3)(B)(4) which provides that SRO units are not treated as transient merely because they are rented on a month-by-month basis), (ii) the rental of all units in the Apartment Complex complies with the tenant income limitations and other restrictions under the Rent Restriction
Test and as set forth in the Extended Use Commitment and all applicable documents entered into in connection with the Loans, and (iii) one hundred percent (100%) of the units in the Apartment Complex are occupied or held for occupancy by individuals with incomes of sixty percent (60%) or less of area median income as adjusted for family size, and of that 100% at least fifty percent (50%) of the units are occupied or held for occupancy by individuals with incomes of fifty percent (50%) or less of the area median income as adjusted for family size;

	(d)	the General Partner shall exercise good faith in all
activities relating to the conduct of the business of the Partnership, including the development, operation and maintenance of the Apartment Complex, and shall take no action with respect to the business and property of the Partnership which is not reasonably related to the achievement of the purpose of the Partnership;

	(e)	all of (i) the fixtures, maintenance supplies, tools,
equipment and the like now and to be owned by the Partnership or to be appurtenant to, or to be used in the operation of the Apartment Complex, as well as (ii) the rents, revenues and profits earned from the operation of the Apartment Complex, will be free and clear of all security interests and encumbrances except for the Loans and the Mortgages, and any additional security agreements executed in connection therewith;

	(f)	the General Partner will execute on behalf of the
Partnership all documents necessary to elect, pursuant to Sections 732, 743 and 754 of the Code, to adjust the basis of the Partnership's property upon the request of the Investment
Partnership, if, in the sole opinion of the Investment
Partnership, such election would be advantageous to the Investment Partnership;

	(g)	the General Partner shall guarantee  payment by the
Partnership of the Development Fee pursuant to Section 8.10;

	(h)	the General Partner shall comply and cause the
Partnership to comply with the provisions of all applicable governmental and contractual obligations;

	(i)	the General Partner shall be responsible for the
payment of any fines or penalties imposed by the Agency or the Lender pursuant to the Project Documents and any documents executed in connection with obtaining Tax Credits (other than with respect to payments of principal or interest under the Loans from and after Final Closing);

	(j)	the General Partner shall promptly notify the
Investment Partnership of any written or oral notice of (i) any default or failure of compliance with respect to the Loans or any other financial, contractual or governmental obligation of the Partnership or the General Partner (in the case of the General Partner, if such default or failure of compliance may have a material adverse impact on the Partnership or its operations), or
(ii) any IRS proceeding regarding the Apartment Complex or the Partnership;

	(k)	the General Partner shall, provide the Investment
Partnership and BCTC 94, Inc. with such information and sign such documents as are necessary for the Investment Partnership and BCTC 94, Inc. to make timely, accurate and complete submissions of federal and state income tax returns;

	(l)	within thirty (30) days following the Admission Date,
the General Partner shall submit to Boston Capital evidence of the Partnership's engagement of Accountants, who have been approved by BCTC 94, Inc., to be responsible for the Partnership's audit and tax matter reporting obligations under
Section 13.04 hereof. BCTC 94, Inc. hereby acknowledges that the accounting firm of Rothstein, Kass & Co. is approved by BCTC 94, Inc. as the initial Accountant for the Partnership.

	(m)	the General Partner shall provide to BCTC 94, Inc., for
its approval and Consent, prior to execution and no later than the end of the first year of the credit period as defined in
Section 42 of the Code, a copy of the Extended Use Commitment to be entered into between the Partnership and the Agency.


                            ARTICLE V
          PARTNERS, PARTNERSHIP INTERESTS AND OBLIGATIONS OF THE
                           PARTNERSHIP

	5.01.	Partners, Capital Contributions and Partnership
Interests.

	(a)	The General Partner, its principal address or place of
business, its Capital Contributions and Percentage Interests are as follows:

  Balanced Housing          		$100.00        		0.01%
  Development Corporation
	 66 North Hillside Avenue
	 P.O. Box 23
	 Livingston, NJ 07039

	In the event that the Partnership has not paid all or part of the Deferred Development Fee when the final payment is due pursuant to the Development Agreement and Section 8.10 hereof, the General Partner shall contribute to the Partnership an amount equal to any such remaining principal balance (the "General Partner' Special Capital Contribution") and the Partnership shall thereupon make a payment in an equal amount to pay off the principal balance due under the Development Agreement.

	(b)	(i)	The Investment Partnership, its principal office
or place of business, its Capital Contribution and its Percentage
Interest is as follows:

	Boston Capital Corporate
 Tax Credit Fund IV, A
	Limited Partnership (Series 26)
 c/o Boston Capital	            $3,748,125.00	  	99.98%
	Partners, Inc.						                       (as more
 One Boston Place                           specifically set forth
 21st Floor                                 in subparagraph (c)
 Boston, MA  02110                          immediately below)

   (ii) The SpecialLmited Partner, its principal office of place of business, its Capital Contribution and its Percentage
Interest as follows:

 BCTC 94, Inc.                  $10.00            0.01%
 c/o Boston Capital
 Partners, Inc.
	One Boston Place
 21st Floor
	Boston, MA  02210

	(c)	 Subject to the provisions of this Agreement, including
without limitation, the provisions of Sections 5.01(d) and 5.03, the Investment Partnership shall be obligated to make Capital
Contributions to the Partnership in the aggregate amount of $3,748,125.00 in six (6) installments (the "Installments"), which Installments shall be due and payable in cash by the Investment Partnership to the Partnership, within ten (10) days after the Investment Partnership shall have received evidence, reasonably satisfactory to it, of the occurrence of each of the conditions set forth below as to the applicable Installment, as set forth below. Notwithstanding anything to the contrary contained herein, the First Installment (as defined below) shall be due and payable within five (5) business days after the receipt by the Investment Partnership of evidence reasonably satisfactory to it, of the occurrence of each of the conditions of the First Installment, shall be used for Project costs, and shall be held in escrow by the Investment Partnership or the City
Lender to be disbursed to the Partnership upon the submission of draw requests, a satisfactory site inspection and satisfactory title review by the Investment Partnership and/or the City
Lender.

	(i)	$1,992,618 on the latest to occur of (A) Tax Credit
Set Aside, (B) Initial Closing, (C) receipt by Boston
Capital of an acceptable commitment of the City of Trenton regarding the restructure of the City Loan, (D) the Admission Date, or (E) receipt by Boston Capital of an acceptable commitment for title insurance (the "First
Installment");

	(ii)	$805,507 on the latest to occur of (A) 75%
Construction Completion, as determined by Boston Capital,
(B) receipt of an owner's title insurance policy satisfactory to BCTC 94, Inc., (C) confirmation by Boston
Capital that each of the itemized outstanding due diligence matters identified on Exhibit 5.01 has been completed by the General Partner to the reasonable satisfaction of Boston Capital, or (D) receipt of a payoff letter from the Contractor stating that all amounts due and payable to the Contractor have been paid in full and that the Partnership is not in violation of the Construction Contract, and satisfaction of all of the conditions to the payment of the First Installment (the
"Second Installment");

	(iii)	$400,000 on the latest to occur of (A) Substantial
Completion (B) State Designation or (C) Cost
Certification, and satisfaction of all of the conditions to the payment of the First, and Second Installments (the
"Third Installment");

	(iv)	$220,000 on the later to occur of (A) Initial 95%
Occupancy Date (B) Final Closing or (C) First Rental
Achievement, and satisfaction of all conditions to the payment of the First, Second, and Third Installments (the
"Fourth Installment");

	(v)	$320,000 upon (A) Second Rental Achievement and (B)
satisfaction of all conditions to the payment of the First, Second, Third and Fourth Installments (the "Fifth
Installments");

	(vi)	$10,000 upon (A) the receipt by the Investment
Partnership of the Partnership's federal income tax return for the year in which Rental Achievement occurred and (B) satisfaction of all conditions to the payment of the First, Second, Third, Fourth and Fifth Installments
(the "Sixth Installment").

As a condition precedent to each payment set forth above other than the First Installment, the General Partner shall, not less than twenty (20) days nor more than thirty (30) days prior to the time such Installment is due, give the Investment Partnership Notice in the form of a written certification that: (A) all conditions precedent to such Installment have been satisfied, (B) the representations, warranties and covenants given by the General Partner in Section 4.01(a) are valid and accurate, where still applicable, with respect to the General Partner, the Partnership and/or the Apartment Complex, as of the date of such certificate, and (C) to the best of their knowledge, after due inquiry, no condition exists which would, pursuant to Section 5.03, entitle the Investment Partnership to withhold the payment of such Installment. Based upon the giving of such Notice, such Installment shall be made on the due date therefor, or if such Notice is not timely given, then within twenty-one (21) days after receipt of such Notice.

Notwithstanding anything to the contrary contained herein, $263,170.00 in principal plus any interest fees and expenses payable in connection with that certain Promissory Note from the Partnership to Boston Capital Tax Credit Fund, IV, L.P. in the original principal amount of $263,170.00 shall be paid in full from the proceeds of the First Installment.

	(d)	(i) 	Upon the occurrence of Cost Certification and
State Designation, if ninety-nine and 99/100 percent (99.99%) of the aggregate amount of Tax Credits: (A) for which the Partnership would be eligible with respect to the Apartment
Complex based upon the Cost Certification, and/or (B) allocated by the Agency with respect to the Apartment Complex, is less than the aggregate amount of the Projected Credit (the "Allocation Differential"), then the Capital Contribution of the Investment Partnership shall be reduced by the "Adjustment Amount". The Adjustment Amount shall be equal to the Allocation Differential multiplied by eighty-five and 40/100 percent (85.40%). Any such reduction in Capital Contribution shall be applied to reduce the Third Installment and if, and to the extent necessary, the Fourth Installment and if, and to the extent necessary, the Fifth Installment, and if, and to the extent necessary, the Sixth Installment. If no further Installments are due to be paid, then the entire amount of such reduction shall be repaid by the Partnership to the Investment Partnership promptly after demand is made therefor. The General Partner is obligated to provide such funds to the Partnership as shall be necessary to cause the aforesaid payment to be made by the Partnership to the Investment Partnership. Any such funds provided by the General Partner shall be treated as a loan payable in accordance with Section 11.04A(6) hereof, which loan will bear interest at the Applicable Federal
Rate, or as a Capital Contribution at the election of BCTC 94, Inc., notice of which election BCTC 94, Inc. will timely provide to the General Partner. In the event that there is a reduction in Capital Contributions equal to the Adjustment Amount, then the amount of the Projected Credit shall be proportionately reduced to reflect the Allocation Differential, and thereafter shall be referred to as the "Revised Projected Credit".

		(ii) 	If at any time the Accountants determine
that, for any fiscal year or portion thereof during the Partnership's operation, ending on the date five (5) years from and after the date of Substantial Completion (the "Reduction Period"), the Actual Credit for such fiscal year or portion thereof is less than the Projected Credit (or Revised Projected Credit) applicable to such fiscal year or portion thereof, then the Capital Contribution of the Investment Partnership shall be reduced by the Reduction Amount. The "Reduction Amount" shall be equal to the sum of (A) the Credit Shortfall multiplied by eighty-five and 40/100 percent (85.4%), and (B) the amount of any recapture, interest or penalty payable by the limited partners of the Investment Partnership (assuming pass through of all such liability in the year incurred and a tax rate equal to the maximum individual rate applicable in such year) as a result of the Credit Shortfall for such year. Any reduction in Capital Contribution shall first be applied to reduce the Installment next due to be paid by the Investment Partnership, and any portion of such reduction in excess of such Installment shall be applied to reduce succeeding Installments. If no further Installments are due to be paid, then the entire amount of such reduction shall be repaid by the Partnership to the Investment Partnership promptly after demand is made therefor. The General Partner is obligated to provide such funds to the Partnership as shall be necessary to cause the aforesaid payment to be made by the Partnership to the Investment Partnership.

		(iii) 	In the event that, for any reason, at any
time after the Reduction Period, there is a Credit Shortfall with respect to any fiscal year during the Partnership's operation, the Investment Partnership shall be treated as having made a constructive advance to the Partnership with respect to such year (a "Credit Recovery Loan"), which shall be deemed to have been made on January 1 of such year, in an amount equal to the sum of
(A) the Credit Shortfall for such year, plus (B) the amount of any recapture, interest or penalty payable by the limited partners of the Investment Partnership (assuming pass-through of all such liability in the year incurred and a tax rate equal to the maximum individual rate applicable in such year) as a result of the Credit Shortfall for such year. Credit Recovery Loans shall be deemed to bear simple (not compounded) interest, from the respective dates on which such principal advances are deemed to have been made under this Section 5.01(d) (iii) at 9% per annum. Credit Recovery Loans shall be repayable by the Partnership as provided in Section 11.04(A)(b).

	(e)	Upon the occurrence of Cost Certification and State
Designation, if ninety-nine percent and 99/100 (99.99%) of the aggregate amount of the Tax Credits for which the Partnership would be eligible during the "credit period" (as defined in Section 42 of the Code) with respect to the Apartment Complex based upon the Cost Certification is greater than the aggregate amount of the Projected Credit (the "Allocation Increase"), and the amount of the Tax Credits allocated by the Agency, pursuant to the Tax Credit Set Aside or any additional binding allocation of Tax Credits received by the Partnership from the Agency, with respect to the Apartment Complex is sufficient to permit the Partnership to recognize the Allocation Increase, then and to the extent such funds are available to the Investment Partnership, the Capital Contribution of the Investment Partnership shall be increased by the Allocation Increase multiplied by .63. Any such increase in Capital Contribution shall be applied to increase the Fifth Installment.

(f)	Without the Consent of all of the Partners, no
additional Persons may be admitted as additional Limited Partners and Capital Contributions may be accepted only as and to the extent expressly provided for in this Article V.

	5.02.	Return of Capital Contribution.  Except as
provided in this Agreement, no Partner shall be entitled to demand or receive the return of his Capital Contribution.

	5.03.	Withholding of Capital Contribution Upon Default.
In the event that: (a) either General Partner, or any successor General Partner shall not have substantially complied with any material provisions under this Agreement, after Notice from the Investment Partnership of such noncompliance and failure to cure such noncompliance within a period of sixty (60) days from and after the date of such Notice, or (b) Lender shall have declared the Partnership to be in default under the Loans and all applicable grace and cure periods have expired, and such default occurs outside of the period during which the City is restricted from foreclosing on the Apartment Complex pursuant to the City Loan Documents, or (c) foreclosure proceedings shall have been commenced against the Apartment Complex, then the Partnership and the Investment Partnership, at its sole election, may cause the withholding of payment of any Installment otherwise payable to the Partnership. Notwithstanding the provisions herein, in the event that an Installment payment becomes due during the cure period stated in this Section 5.03(a), the Investment Partnership, at its sole election, may cause the withholding of any payment of any such Installment otherwise payable to the Partnership until the termination of such cure period, and then, according to the provisions herein.

	All amounts so withheld by the Investment Partnership under this Section 5.03 shall be promptly released to the Partnership only after the General Partner or the Partnership has cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to the Investment Partnership.

	5.04.	Legal Opinions.  As a condition precedent to
payment of the First Installment, the Investment Partnership shall have received the opinion of Brach, Eichler, Rosenberg, Silver, Bernstein, Hammer & Gladstone, A Professional Corporation counsel to the Partnership and to the General Partner, which opinion shall be in form and substance satisfactory to the Investment Partnership and shall explicitly state that Hinckley, Allen & Snyder, of Boston, Massachusetts, counsel to the Limited Partner, may explicitly rely upon them.

5.05.	Repurchase Obligation.

(a)	If (i) Substantial Completion has not occurred by March
31, 1998; (ii) the Partnership has not received State Designation by August 30, 1998, unless as a result of some delay in the State's or the Agency's processing of the necessary forms for said Sate Registration which is not in any way as a result of, or attributable to any action or inaction by the Partnership; (iii) Rental Achievement does not occur within 24 months from and after the occurrence of Substantial Completion; (iv) the Partnership fails to meet the Minimum Set-Aside Test and the Rent Restriction Test within 24 months of the date that the Apartment Complex is placed in service; (v) the Partnership fails to meet either the Minimum Set-Aside Test and the Rent Restriction Test at anytime during the first 60 months after initial achievement of the Minimum Set Aside and Rent Restriction Tests (vi) Final Closing has not occurred by August 30, 1998; (vii) an event of default described in Section 5.03(a), (b) and/or (c) shall exist and shall not have been cured within 30 days after the occurrence of such default; (viii) the buildings comprising the Apartment Complex are not placed in service prior to December 31, 1997;
(ix) the General Partner fails to make Subordinated Loans as required by this Agreement; then the General Partner shall, within 30 days of the occurrence thereof, send to the Investment Partnership Notice of such event and of its obligation to purchase the Interest of the Investment Partnership hereunder and pay to the Investment Partnership the Invested Amount in the event the Investment Partnership in its sole discretion requires such purchase of its Interest. Thereafter, the General Partner, within 30 days of its receipt of Notice from the Investment Partnership of such election, shall acquire the entire Interest of the Investment Partnership in the Partnership by making payment to the Investment Partnership, in cash, of an amount equal to the Invested Amount.

	(b) 	If the Lender and/or the Agency shall disapprove the
Investment Partnership as a Partner hereunder within 180 days of its admission to the Partnership, then the Investment Partnership shall, effective as of such time (or such other time as may be specified by the Lender and/or the Agency in its disapproval), cease to be a Limited Partner. The General Partner shall, within 10 days of the effective date of such termination, purchase the Interest of the Investment Partnership in the Partnership and pay to the Investment Partnership an amount equal to its Net Capital Contribution.

	(c) 	Upon receipt by the Investment Partnership of any such
payment of its Net Capital Contribution or the Invested Amount, as applicable, the Interest of the Investment Partnership shall terminate, the Investment Partnership shall execute, acknowledge and deliver such documents of assignment as the General Partner shall require and effectuate the termination or transfer of its Interest, and the General Partner shall indemnify and hold harmless the Investment Partnership from any losses, damages, and/or liabilities to which the Investment Partnership (as a result of its participation hereunder) may be subject, except as and to the extent of any losses, damages and/or liabilities arising from the Investment Partnership's own negligence, misconduct or fraud.


                          ARTICLE VI
                      CHANGES IN PARTNERS

6.01.	Withdrawal of a General Partner.

	(a)	A General Partner may withdraw from the Partnership or
sell, transfer or assign his or its Interest as General Partner only with the prior Consent of BCTC 94, Inc., and of the Lender, if required, and only after being given written approval by the necessary parties as provided in Section 6.02, and by the Lender, if required, of the General Partner(s) to be substituted for him or it or to receive all or part of his or its Interest as General Partner.

	(b) 	In the event that a General Partner withdraws from the
Partnership or sells, transfers or assigns his or its entire
Interest pursuant to Section 6.01(a), he or it shall be and shall remain liable for all obligations and liabilities incurred by him or it as General Partner, or arising out of any events occurring before such withdrawal, sale, transfer or assignment shall have become effective, but shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal, sale, transfer or assignment shall have become effective, including without limitation, liability for new advances in Operating
Deficit Loans, Subordinated Loans, Reserve Fund Replacements, payments under Section 5.05, Asset Management Fees and
Contributions for Development Fees.

	(c)	In the event that the General Partner withdraws from
the Partnership or sells, transfers or assigns its entire interest pursuant to Section 6.01(a), the Guarantor shall remain liable for all obligations and liabilities so long as, and to the extent of the General Partner, and shall be free of any obligation or liability similarly as the General Partner, hereunder.

	(d)	In the event that the General Partner withdraws from
the Partnership or sells, transfers or assigns its entire
Interest pursuant to Section 6.01(a), such withdrawal shall not serve to release the Guarantor from any obligations to the Operating Partnership or the Investment Partnership or the General Partner, unless provisions satisfactory to the Special
Limited Partner in its sole discretion, have been made for substantial payment of any such obligations.

	In the event that any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Section 6.01, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as reasonably incurred.

6.02.	Admission of a Successor or General Partner.  A
Person shall be admitted as a General Partner of the Partnership only if the following terms and conditions are satisfied:

	(a)	the withdrawal of any withdrawing General Partner and
the admission of such Person shall have been Consented to by the remaining General Partner or its successors and the Investment
Partnership, and Consented to, if required, by the Lender;

	(b) 	the successor or additional Person shall have accepted
and agreed to be bound by (i) all the terms and provisions of this Agreement, by executing a counterpart hereof, and (ii) all the terms and provisions of the Loan Documents, including by executing a counterpart thereof to the extent required by a Lender, and (iii) all the terms and provisions of such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General
Partner, and an amendment to this Agreement and/or the Certificate, as applicable, evidencing the admission of such Person as a General Partner shall have been filed and all other actions required by Section 1.05 in connection with such admission shall have been performed;

	(c)	if the successor or additional Person is a corporation
or a limited liability company, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of its authority to become a General Partner, to do business in the State and to be bound by the terms and provisions of this Agreement; and

	(d) 	counsel for the Partnership shall have rendered an
opinion that the admission of the successor or additional Person is in conformity with the Act and that none of the actions taken in connection with the admission of the successor Person will cause the termination or dissolution of the Partnership or will cause it to be classified other than as a partnership for federal income tax purposes.

	6.03.	Effect of Bankruptcy, Death, Withdrawal,
Dissolution or Incompetence of a General Partner.

	(a) 	In the event of the Bankruptcy of a General Partner or
the withdrawal, death or dissolution of a General Partner or an adjudication that a General Partner is incompetent (which term shall include, but not be limited to, insanity) the business of the Partnership shall be continued by the other General Partner, if any, (and the other General Partner, by execution of this Agreement, expressly so agrees to continue the business of the Partnership); provided, however, that if the withdrawn, Bankrupt, deceased, dissolved or incompetent General Partner is then the sole General Partner, unless the Investment Partnership within ninety (90) days after receiving Notice of such Bankruptcy, withdrawal, death, dissolution or adjudication of incompetence elects to designate a successor General Partner and continue the Partnership upon the admission of such successor General Partner to the Partnership, the Partnership shall be terminated.

	(b) 	Upon the Bankruptcy, death, dissolution or adjudication
of incompetence of a General Partner, such General Partner shall immediately cease to be a General Partner and his or its Interest shall without further action be converted to a Limited Partner Interest; provided, however, that if such Bankrupt, dissolved, incompetent or deceased General Partner is the sole remaining
General Partner, such General Partner shall cease to be a General Partner only upon the expiration of ninety (90) days after Notice to the Investment Partnership of the Bankruptcy, death, dissolution or declaration of incompetence of such General
Partner; and provided further that if such Bankrupt, dissolved, incompetent or deceased General Partner is the sole remaining
General Partner, the converted Partnership Interest of such replaced General Partner shall be ratably reduced to the extent necessary to insure that the substitute General Partner holds a 1% Percentage Interest (as set forth in Section 5.01) and will receive such percentage interest distribution of the General
Partner's percentage pursuant to Section 11.04A(c), as is deemed reasonable by the Limited Partners as a result of good faith negotiations with such substitute General Partner; such replaced General Partner whose Interest has been converted to that of a Limited Partner shall remain entitled to his or its proportionate share of the remainder of the distribution pursuant to Section 11.04A(c), and shall be entitled to repayment of all loans previously made and fees accrued but not paid, up to such time of conversion, but shall not be entitled to repayment of any loans made or fees accrued subsequent to such time of conversion, and shall be released from liabilities incurred after conversion, as provided in Section 6.01(b).

	Except as set forth above, such conversion of a General Partner Interest to a Limited Partner Interest shall not affect any rights, obligations or liabilities (including without limitation, any of the General Partner's obligations under
Section 8.09 herein) of the Bankrupt, deceased, dissolved or incompetent General Partner existing prior to the Bankruptcy, death, dissolution or incompetence of such person as a General Partner (whether or not such rights, obligations or liabilities were known or had matured).

	(c)	If, at the time of the withdrawal, Bankruptcy, death,
dissolution or adjudication of incompetence of a General Partner, the Bankrupt, deceased, dissolved or incompetent General Partner was not the sole General Partner of the Partnership, the remaining General Partner or General Partner shall promptly (i) give Notice to the Limited Partners of such Bankruptcy, death, dissolution or adjudication of incompetence, and (ii) make such amendments to this Agreement and execute and file such amendments or documents or other instruments as are necessary to reflect the continuation of the Partnership and the conversion of the Interest of the Bankrupt, deceased, dissolved or incompetent
General Partner and his having ceased to be a General Partner.
The remaining General Partner or General Partner are hereby granted an irrevocable power of attorney to execute any or all documents on behalf of the Partners and the Partnership and to file such documents as may be required to effectuate the provisions of this Section 6.03.


                          ARTICLE VII
                 ASSIGNMENT TO THE PARTNERSHIP

7.01	Assignment of Contracts, etc.  The General Partner
hereby transfers and assigns to the Partnership all of its right, title and interest in and to the Apartment Complex, including the following:

		(i) 	all contracts with architects, engineers,
contractors and supervising architects with respect to the construction or development of the Apartment Complex;

		(ii) 	all plans, specifications and working
drawings, heretofore prepared or obtained in connection with the Apartment Complex and all governmental approvals obtained, including planning, zoning and building permits;

		(iii)	any and all commitments with respect to the
Loans; and

		(iv) 	any other work product related to the
Apartment Complex.


                         ARTICLE VIII
     RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER

8.01.	Management of the Partnership.

	(a)	Except as otherwise set forth in this Agreement, the
General Partner, within the authority granted to it under this Agreement, shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes stated in Article III, shall make all decisions affecting the business of the Partnership and shall manage and control the affairs of the Partnership to the best of its ability and use its best efforts to carry out the purpose of the Partnership. In so doing, the General Partner shall take all actions necessary or appropriate to protect the interests of the Limited Partners and of the Partnership. The General Partner shall devote such of its time as is necessary to the affairs of the Partnership.

	(b)	Except as otherwise set forth in this Agreement and
subject to the applicable Lender' rules and regulations and the provisions of the Project Documents, the General Partner (acting for and on behalf of the Partnership), in extension and not in limitation of the rights and powers given by law or by the other provisions of this Agreement, shall, in its sole discretion, have the full and entire right, power and authority in the management of the Partnership business to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purpose of the Partnership. In furtherance and not in limitation of the foregoing provisions, the General Partner is specifically authorized and empowered to execute and deliver, on behalf of the Partnership, the Project Documents and to execute any and all other instruments and documents, and amendments thereto, as shall be required in connection with the Loans, including, but not limited to, executing any mortgage, note, contract, building loan agreement, bank resolution and signature card, release, discharge, or any other document or instrument in any way related thereto or necessary or appropriate in connection therewith; provided, however, that copies of all applications for advances of Loans proceeds, as applicable, which occur after the Admission Date shall be provided to the Investment Partnership prior to the disbursement of any funds pursuant thereto. All decisions made for and on behalf of the Partnership by the General Partner shall be binding upon the Partnership. No person dealing with the General Partner shall be required to determine their authority to make any undertaking on behalf of the Partnership, nor to determine any facts or circumstances bearing upon the existence of such authority.

	(c)	Subject to the terms of this Partnership Agreement, the
General Partner shall be responsible for the management and administration of the Partnership business and shall have all rights and authority generally conferred by law or necessary, advisable or consistent with accomplishing the purpose of the Partnership. Subject to the consent of the Special Limited
Partner, which consent shall not be unreasonably withheld or delayed, the General Partner shall have the power to assign duties and may delegate any of its powers, rights and obligations hereunder and may appoint, employ, contract or otherwise deal with any person for the transaction of business of the Partnership, which person may, but only under the supervision of the General Partner perform any acts or services for the Partnership as the General Partner may approve.

	The General Partner shall provide regular, continuous and substantial services to the Partnership and shall materially participate (within the meaning of Section 469(h) of the Code) in the development of the Apartment Complex and the operations and administration of the Partnership.

	In addition, the General Partner shall be responsible for insuring the Apartment Complex and the operation thereof at all times comply and are in conformance with all applicable Articles of the Constitution of the State of New Jersey and of the New Jersey Revenue and Taxation Code, as amended.

	The General Partner may interface with appropriate state departments empowered to allocate and administer Tax Credits, and shall supervise all activities with the state reasonably necessary to enjoyment of the Tax Credits for the Apartment
Complex.

	The General Partner may effect and monitor the compliance of the Partnership and the Apartment Complex with governmental regulations applicable thereto. Those efforts may include making appropriate administrative filings and monitoring the income and other qualifications of residents.

	The General Partner is also primarily responsible for the rehabilitation and construction of the Apartment Complex.

	(d)	Notwithstanding anything to the contrary contained
herein, the Limited Partners reserve the right, at their option to conduct a lease audit on twenty five (25%) percent of the initial leases executed in connection with the Apartment Complex in order to ensure compliance with the applicable Rent
Restriction Test, Minimum Set Aside Test, or any other applicable tenant restriction test ("Lease Audit"). The Limited Partners shall select at their option, any combination of leases which shall comprise the Lease Audit (the "Selected Leases"). The
Lease Audit shall consist of a review of the complete tenant files in connection with the Selected Leases, including but not limited to any tenant financial information. Further, the Lease Audit shall be conducted with the cooperation of, and at the sole cost and expense of the General Partner if the Lease Audit reveals a material noncompliance. A material noncompliance shall be deemed to exist if at least five (5) leases reveal noncompliance or violations of any applicable tenant restriction test. If the Lease Audit does not reveal a material noncompliance the Limited Partners shall bear the cost of such audit.

	8.02.	Limitations Upon the Authority of the General
Partner.

	(a) 	The General Partner shall not have any authority to:

		(i)	perform any act in violation of any applicable law
or regulation thereunder;

		(ii)	perform any act in violation of the provisions of
the Extended Use Commitment, the Loan Documents, or any other
Project Documents;

		(iii) 	do any act required to be approved or
ratified in writing by all Limited Partners under the Act unless the right to do so is expressly otherwise given in this Agreement;

		(iv) 	rent apartments in the Apartment Complex such
that the Apartment Complex would not meet the requirements of the Rent Restriction Test or Minimum Set-Aside Tests or to any individuals where income exceeds 60% (or 50%, as applicable) of area median income, as adjusted for family size; or

		(v)	borrow from the Partnership or commingle
Partnership funds with funds of any other Person.

	(b) 	The General Partner shall not, without the Consent of
BCTC 94, Inc., have any authority to:

		(i)	sell or otherwise dispose of, at any time, all or
substantially all of the assets of the Partnership;

		(ii) 	borrow in excess of $10,000 in the aggregate
at any one time outstanding on the general credit of the Partnership, except borrowings constituting Subordinated Loans or Credit Recovery Loans;

		(iii) 	following Substantial Completion, construct
any new or replacement capital improvements on the Apartment Complex which substantially alter the Apartment Complex or its use or which are at a cost in excess of $10,000 in a single Partnership fiscal year, except (a) replacements and remodeling in the ordinary course of business or under emergency conditions or (b) construction paid for from insurance proceeds;

		(iv) 	acquire any real property on behalf of the
Partnership in addition to the Apartment Complex; or

		(v) 	refinance the Mortgage Loan(s), provided that,
with the Consent of BCTC 94, Inc. the General Partner may substitute, in whole or in part, the Loans with other permanent first mortgage financing, provided such financing (a) is without recourse to any Partner of the Partnership, (b) has a term that ends no earlier than the last day of the "Compliance Period" as defined in Code Section 42, (c) has fixed debt service no greater than the fixed debt service applicable to the Loans during the Permanent Term and (d) permits use of refinancing proceeds only for Partnership purposes approved by the Investment Partnership.

	8.03.	Management Purposes.  In conducting the business
of the Partnership, the General Partner shall be bound by the Partnership's purpose(s) set forth in Article III.

	8.04.	Delegation of Authority.  Subject to Section 8.05
hereof, the General Partner may employ, contract, or otherwise deal with any Person in connection with the performance of its management responsibilities hereunder, provided such Person acts only under the supervision of the General Partner.

	8.05.	General Partner or Affiliates Dealing with
Partnership.

	(a)	Fela, Inc., d/b/a Emet Realty Management and
Development Company, Inc., ("Emet Management") an affiliate of the General Partner, shall be the Management Agent for a one year term after Substantial Completion. Thereafter, any contract with Emet Management may be renewable on an annual basis as approved by the Investment Partnership. The Management Agent may receive an annual property management fee of eight and one half percent (8.5%) of Total Operating Revenue. The Management Agent shall be eligible for an increase in the annual property management fee up to an amount not to exceed ten percent (10%) of Total Operating Revenue in the event that the Project meets the following criteria: (i) the Per Unit Expense (as defined below) does not exceed the amounts set forth below; and (ii) the Replacement Reserve funded at $15,000 per year; and (iii) the Project achieves and maintains a minimum Debt Service Coverage Ratio of 1.20. Collectively, items (i)-(iii) hereof shall be referred to as the "Management Fee Increase Conditions." The "Per Unit Expense" as used herein shall mean the per unit operating expense of no more than $3,635 in the base year of 1998, plus an increase of three percent (3%) annually. The Management Fee Increase Conditions shall be calculated annually to determine the Management Agent's eligibility for the increased property management fee,. In the event that said management contract is not renewed, the General Partner or any Affiliate may act as Management Agent on a temporary basis for the interim period pending selection of a replacement Management Agent reasonably acceptable to Boston Capital and the City Lender and on such terms and conditions permitted by applicable regulations of the Lender and the Agency, and may receive compensation at the highest rates approved and permitted by the Lender or the Agency at any time subject to the terms herein; provided, however, that the Management Agent may not receive compensation in excess of an amount equal to ten percent (10%) of Total Operating Revenue generated from the Project.

	(b)	The General Partner or any Affiliates thereof shall
have the right to contract or otherwise deal with the Partnership for the sale of goods or services to the Partnership in addition to those set forth herein, including the Construction Contract which is excluded from this Section 8.05, if (A) compensation paid or promised for such goods or services is reasonable (i.e., at fair market value) and is paid only for goods or services actually furnished to the Partnership, (B) the goods or services to be furnished shall be reasonable for and necessary to the Partnership, (C) the fees, terms and conditions of such transaction are at least as favorable to the Partnership as would be obtainable in an arm's-length transaction, (D) no agent, attorney, accountant or other independent consultant or contractor who also is employed on a full-time basis by the General Partner or any Affiliate shall be compensated by the Partnership for his services.

	Any contract covering such transactions shall be in writing and (other than the Development Agreement) shall be terminable without penalty on sixty (60) days Notice. Any payment made to the General Partner or any Affiliate for such goods or services shall be fully disclosed to all Limited Partners in the reports required under Section 13.04. Neither the General Partner nor any Affiliate shall, by the making of lump-sum payments to any other Person for disbursement by such other Person, circumvent the provisions of this Section 8.05(b).

	8.06.	Other Activities.  The General Partner and any
Affiliates thereof may engage in or possess interests in other business ventures of every kind and description for their own account, including, without limitation, serving as general partner of other partnerships which own, either directly or through interests in other partnerships, government-assisted housing projects similar to the Apartment Complex. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

	8.07.	Liability for Acts and Omissions.  No General
Partner shall be liable, responsible or accountable in damages or otherwise to any of the Partners for any act or omission performed or omitted by him or it, or any of them, in good faith on behalf of the Partnership and in a manner reasonably believed by him or it or any of them to be within the scope of the authority granted to him or it or any of them by this Agreement and in the best interest of the Partnership, except for gross negligence, willful misconduct, fraud or any material breach of his or its or their fiduciary duty as General Partner with respect to such acts or omissions. Any loss or damage incurred by any General Partner by reason of any act or omission performed or omitted by him or it or any of them in good faith on behalf of the Partnership and in a manner reasonably believed by him or it or any of them to be within the scope of the authority granted to him or it by this Agreement and in the best interests of the Partnership (but not, in any event, any loss or damage incurred by any General Partner by reason of gross negligence, willful misconduct, fraud or any material breach of his or its or their fiduciary duty as General Partner with respect to such acts or omissions, or liabilities of the Partners chargeable to the General Partner) shall be paid from Partnership assets to the extent available (but the Limited Partners shall not have any personal liability to the General Partner under any circumstances on account of any such loss or damage incurred by the General Partner or on account of the payment thereof).

	8.08.	Partnership Status.  The Partners intend that the
Partnership will be classified as a partnership for federal income tax purposes. The General Partner will undertake any and all actions necessary under the Code and the regulations promulgated thereunder, including any future amendments to such regulations, to ensure that the Partnership will be classified as a partnership for federal income tax purposes. The General Partner will file or cause to be filed any elections that may be required (but only if required) under the Code and the regulations promulgated thereunder, including any future amendments to such regulations, in order to ensure that the Partnership will be classified as a partnership for federal income tax purposes. The General Partner will not change its classification status or election without the consent of BCTC 94, Inc.

8.09.	Construction of the Apartment Complex,
Construction Cost Overuns, Operating Deficits.

	(a) 	(i)	The Partnership has entered into the Construction
Contract.  The General Partner shall be responsible for:

(A)	achieving completion of construction of
the Apartment Complex on a timely basis
in accordance with the Plans and
Specifications, this Agreement and the
Project Documents;

(B)	meeting all requirements for obtaining
all necessary permanent, unconditional certificates of occupancy for all the apartment units in the Apartment Complex;

(C)	fulfilling all actions required of the
Partnership to assure that the Apartment
Complex satisfies the Minimum Set-Aside
Test and the Rent Restriction Test; and

(D)	causing the making of the Loans by the
Lenders and the achievement of Initial
Closing and Final Closing.

		(ii)	The General Partner hereby is obligated to pay all
Excess Development Costs; the Partnership shall have no obligation to pay any Excess Development Costs.

		(iii)	In the event that the General Partner shall
fail to pay any such Excess Development Costs as required in this
Section 8.09(a), an amount not in excess of the next installment of the Development Fee due to the Developer shall be applied by the Partnership as an offset against such obligations of the General Partner.

	Any such direction and application of funds otherwise payable to the Developer as aforesaid shall be deemed to have been paid by the Partnership to the Developer and then applied to reduce the amount of the Excess Development Costs, and the Partnership's obligation to make installment payments to the Developer pursuant to Section 8.10(a), as well as the Investment Partnership's obligation to make future Installments, shall be deemed satisfied to the extent of the funds applied to reduce the General Partner's obligation to fund Excess Development Costs, and the obligations of the General Partner pursuant to Sections 8.09(a) (i) or 8.09(a) (ii) shall be deemed satisfied to the extent of the funds applied.

		(iv)	  The General Partner's obligations under this
Section 8.09(a) shall be guaranteed by Ronald Brown, individually pursuant to an Unlimited Guaranty of even date herewith.

(b) In the event that, at any time (subject to the hereinafter set forth limitations), an Operating Deficit shall exist, then the General Partner shall provide such funds to the Partnership as shall be necessary to pay such Operating Deficit(s) in the form of a loan to the Partnership (the "Operating Deficit Loan(s)"). An Operating Deficit Loan shall be a Subordinated Loan payable in accordance with the provisions of
Section 8.17; Operating Deficit Loans shall bear no interest.

	In the event that the General Partner shall fail to make any such Operating Deficit Loan as aforesaid, the Partnership shall utilize amounts otherwise payable to the Developer as installments of the Development Fee pursuant to Section 8.10 of this Agreement to meet the obligations of the General Partner pursuant to this Section 8.09(b). Amounts so utilized shall also constitute the payment and satisfaction of installments of the Development Fee payable to the Developer under the aforesaid section of this Agreement, and the obligation of the Partnership to make such installment payments to the Developer, pursuant to such section, as well as the Investment Partnership's obligation to make future installments, shall be reduced correspondingly.
For the purposes of this Section 8.09(b), all expenses shall be paid on a sixty (60) day current basis. The obligation of the General Partner to make Operating Deficit Loans shall be secured by a Limited Guaranty from Ronald Brown.

	8.10.	Development Fee. The Partnership has entered into
a Development Agreement of even date herewith with the Developer for its services in connection with the development and construction of the Apartment Complex. In consideration for such services, a Development Fee in the total amount of $964,774 shall be payable by the Partnership to the Developer, solely from the Capital Contributions by the Investment Partnership except as provided in Sections 4.02(g), 5.01(a), 8.18(b), 11.03A(c) and
11.04(A)(b)(1).

	The Development Fee shall be due and payable by the Partnership to the Developer as follows:

	(a)	$86,549 upon receipt by the Partnership of the First
		   Installment;
	(b)	$220,000.00 upon receipt by the partnership of the
     Fourth Installment;
	(c)	$320,000.00 upon receipt by the partnership of the
     Fifth Installment;
	(d)	$10,000 upon receipt by the Partnership of the Sixth
     Installment; and
(e)	 the Deferred Development Fee, if any, shall be payable
     only in accordance with Sections 11.03(A)(c), 11.04A(b)(1) and 8.18(b) or, if not sooner paid, on the last day of the period ending ten years after the issuance of the Certificate of Occupancy.

8.10.1	Payment to a Partner for Services Rendered.   The
Development Fee shall be treated for federal income tax purposes as a payment to a partner for services rendered other than in the capacity as partner pursuant to Section 707(a) of the Code.

	8.11.	Incentive Partnership Management Fee.  The
Partnership has entered into a Partnership Management Services Agreement with the General Partner of even date herewith for its services in managing the business of the Partnership for the period from the date hereof throughout the term of the Partnership, an annual Incentive Partnership Management Fee in the amount of $7,500 per annum if available from Cash Flow, commencing in 1998 pursuant to the Partnership Management Services Agreement. Such agreement includes provisions to the effect that in return for its services in administering and directing the business of the Partnership, maintaining appropriate books and records relating to all financial affairs of the Partnership, and reporting periodically to the Partners, the Lender and the Agency with respect to the financial and administrative affairs of the Partnership and the Apartment Complex, the Partnership shall pay to the General Partner, from the Cash Flow and/or from Proceeds of Capital Transactions of the Partnership available for distribution and in accordance with
Section 11.03A an annual Incentive Partnership Management Fee. If, in any Fiscal Year, Cash Flow and/or proceeds from Capital Transactions are insufficient to pay the Incentive Partnership Management Fee, any unpaid portion of said Incentive Partnership Management Fee shall accrue, without interest and shall be payable on a cumulative basis in the first year in which there is sufficient Cash Flow available for the payment of such fee, or in the first year in which proceeds of a Capital Transaction are available.

	Such fee shall be payable in accordance with the provisions of any applicable regulations of any Lender or the Agency and of the Project Documents and shall be in an amount equal to $7,500 per year, commencing in 1998 with a pro rata portion of the Incentive Partnership Management Fee for 1997 pursuant to the Partnership Management Services Agreement, and payable from Cash Flow in accordance with Section 11.03A(e).


	8.11.1	Asset Management Fee.  The Partnership shall pay
to Boston Capital, or an Affiliate thereof, an annual Asset Management Fee in the amount of $7,500 per annum, commencing in 1998, for its services in assisting with the preparation of the reports required pursuant to Section 13.04. The Asset Management Fee shall be payable from Cash Flow as provided in Section 11.03A(b) and from proceeds from Capital Transaction as provided in Section 11.04 A(b)(1). If in any Fiscal Year, Cash Flow and/or proceeds from Capital Transactions are insufficient to pay the Asset Management Fee, any unpaid portion of said Asset Management Fee shall accrue, without interest, and shall be payable on a cumulative basis in the first year in which there is sufficient Cash Flow available for the payment of such fee, or, in the first year in which proceeds of a Capital Transaction are available.

	8.12.	Withholding of Fee Payments.  In the event that
(a) a General Partner or any successor General Partner shall not have substantially complied with any material provisions under this Agreement or the applicable limited partnership agreement, or (b) any financing commitment of any lender, or any agreement entered into by the Partnership for financing related to the Apartment Complex shall have terminated prior to their respective termination date(s), or (c) foreclosure proceedings shall have been commenced against the Apartment Complex then (i) such General Partner shall be in default of this Agreement, and the Partnership shall withhold payment of any installment of fees payable pursuant to Sections 8.10 and 8.11, and (ii) the General Partner shall be liable for the Partnership's payment of any and all installments of the Development Fee payable pursuant to
Section 8.10, to the extent that the Investment Partnership has withheld any Installment(s) pursuant to Section 5.03 as a result of the above-described default.

	All amounts so withheld by the Partnership under this
Section 8.12 shall be promptly released only after the General Partner has cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to the Investment Partnership.

8.13.	Removal of the General Partner.

	(a) 	BCTC 94, Inc., acting on behalf of the Investment
Partnership, so long as the Investment Partnership is a Partner, shall have the right to remove any or all General Partner (i) for any intentional misconduct or gross negligence in the discharge of its duties and obligations as a General Partner (provided that such misconduct or failure results in, or is likely to result in, a material detriment to or an impairment of the Apartment Complex or assets of the Partnership), or (ii) upon the occurrence of any of the following:

		(A)	such General Partner shall have violated any of
the material provisions of: (i) the Loan Documents, including a payment default which continues uncured for a period of thirty
(30) days during the first ten years of the term of the City
Loan; in years 11-15 of the City Loan and in the event that the HUD Section 8 Contracts are not renewed, then a material default under the City Loan Documents shall not include a payment default; in the event that the HUD Section 8 Contracts are renewed in any event after said ten years, including on an annual basis during years 11-15, then any payment default which continues uncured for a period of thirty (30) days under the City
Loan Documents shall be considered a material default; (ii) the Extended Use Commitment; (iii) any provisions of any other
Project Document or other document required in connection with the Loans, or (iv) any provisions of the Agency regulations applicable to the Apartment Complex;

		(B)	such General Partner shall have violated any
material provision of this Agreement or any provision of applicable law, which violations shall include, without limitation (i) withdrawal of the General Partner without the Consent of the Investment Partnership pursuant to the Section
6.01(a), (ii) the failure of the General Partner to make
Subordinated Loans required under this Agreement or (iii) the failure of a sole General Partner which is a corporation to satisfy the requirements of Section 8.08;

		(C)	such General Partner shall have caused either
Loans to go into default; or

		(D)	such General Partner shall have conducted its own
affairs or the affairs of the Partnership in such manner as would: (1) cause the termination of the Partnership for federal income tax purposes; or (2) cause the Partnership to be treated for federal income tax purposes as an association, taxable as a corporation.

	(b)	BCTC 94, Inc. shall give Notice to all Partners of its
determination that any such General Partner shall be removed.
The General Partner shall have sixty (60) days after receipt of such Notice to cure any default or other reason for such removal, or to provide BCTC 94, Inc. with evidence satisfactory to BCTC
94, Inc. that the General Partner is diligently pursuing the cure of said default or remedy for other reason for such removal, in which event it shall remain as General Partner. If, at the end of such cure period such General Partner has not cured any default or other reason for such removal, or has not provided
BCTC 94, Inc. at least five (5) days prior to the end of such cure period, with evidence that such General Partner is proceeding diligently to the satisfaction of BCTC 94, Inc., to cure said default or other reason for such removal, then (i) without any further action by any Partner, BCTC 94, Inc. or its designee shall automatically become a General Partner and acquire in consideration of a cash payment of $5 such portion of the Interest of the removed General Partner as counsel to the Investment Partnership shall determine is the minimum appropriate interest in order to assure the continued status of the Partnership as a partnership under the Code and under the Act,
(ii) the remaining portion of the economic Interest of the removed General Partner shall automatically be converted to an equal economic Interest as an Additional Limited Partner, provided that such removed General Partner and any guarantor of its obligations shall have no further liability to the Partnership or the Partners for liabilities incurred after the date of withdrawal, but shall be and remain liable for all obligations and liabilities incurred by such removed General
Partner, or arising out of any events occurring before such removal became effective, including but not limited to its obligations set forth in Section 8.09 hereof. Additionally, the loans previously made to the Partnership by the removed General Partner will be paid when properly due and payable according to their respective loan terms, except that the Partnership may offset against any payments due thereunder to a General Partner removed under this Section 8.13, any damages suffered by the Partnership as a result of any breach of the obligations of such General Partner hereunder, (iii) the economic Interest of BCTC
94, Inc. as the Special Limited Partner shall continue unaffected by the new status of BCTC 94, Inc. or its designee as a General Partner, and (iv) the new General Partner shall automatically be irrevocably delegated all of the powers and duties of the General Partner hereunder.

	(c)	BCTC 94, Inc. or any successor General Partner proposed
by the Special Limited Partner shall have the option, exercisable in its sole discretion, to acquire the Additional Limited Partner Interest, or any portion thereof, of any removed General Partner upon payment of the agreed or then present fair market value of such Interest or portion thereof. Any dispute as to the value of the Interest or portion thereof to be acquired pursuant to the immediately preceding sentence shall be submitted to a committee composed of three qualified real estate appraisers, one chosen by the removed General Partner, one chosen by the successor General Partner, and the third chosen by the two so chosen. The proceedings of such committee shall conform to the rules of the American Arbitration Association, as far as appropriate, and its decision shall be final and binding. The expense of arbitration shall be born equally by the removed General Partner and the Partnership. The method of payment will be deemed presumptively fair where it provides for a promissory note bearing simple interest at nine percent (9%) per annum coming due in no less than five (5) years with equal installments each year, and a cash down payment of fifteen percent (15%), and may provide for a mortgage to secure said promissory note in the event that such promissory note exceeds $100,000.

	(d) 	Upon removal, no General Partner or any Affiliate
thereof shall be entitled to receive any fee, compensation or other remuneration from the Partnership, other than the above-described payment for the Interest, or portion thereof, of the Removed General Partner or pursuant to Section 8.13(b) above.
The Partnership is not authorized to enter into any arrangement whereby any fee, compensation or other remuneration could be payable directly or indirectly to any General Partner or Affiliate thereof in a manner inconsistent with the immediately preceding sentence unless the prior written consent of BCTC 94, Inc. shall have been obtained to such particular arrangement.
The Partnership may offset against any payments to a General Partner removed under this Section 8.13 any damages suffered by the Partnership as a result of any breach of the obligations of such General Partner hereunder. A General Partner so removed will not be liable as a general partner for any obligations of the Partnership incurred after the effective date of its removal, but shall be and remain liable for all obligations and liabilities incurred by it as General Partner before such removal became effective, including, but not limited to, its obligations set forth in Section 8.09 hereof.

	(e)	The General Partner hereby grants to each of the
Investment Partnership and BCTC 94, Inc. an irrevocable power of attorney, coupled with an interest, to execute any and all documents on behalf of the Partners and the Partnership as shall be legally necessary and sufficient to effect all of the foregoing provisions of this Section 8.13. The election by the Investment Partnership to remove such General Partner under this Section shall not limit or restrict the availability and use of any other remedy which the Investment Partnership or any other Partner might have with respect to the General Partner in connection with their undertakings and responsibilities under this Agreement.

	8.14.	Selection of Management Agent.  The Partnership,
with the approval of the Lenders and the Agency, if required, shall engage such person, firm or company as the General Partner may select, and as the Investment Partnership may approve, which approval shall not be unreasonably withheld (hereinafter referred to as "Management Agent") to manage the operation of the Apartment Complex during the rent-up period and following Substantial Completion for a period of one year, and thereafter such management contract may be extended on an annual basis unless terminated for cause. The Management Agent shall be paid a management fee subject to the approval of the Lender and the Agency, if required. The contract between the Partnership and the Management Agent and the management plan for the Apartment Complex shall be in a form acceptable to the Lender and the Agency, if required. Emet Management hereby is approved by the parties hereto as the initial Management Agent.

	8.15.	Removal of the Management Agent.  The General
Partner, (i) may, upon receiving any required approval of the Lender and the Agency, dismiss the Management Agent as the entity responsible for the Apartment Complex under the terms of the contract between the Partnership and the Management Agent, and
(ii) at the request of the Investment Partnership, shall remove the Management Agent in the event that (A) the Investment Partnership, in its reasonable discretion, determines that the Management Agent does not possess the necessary experience to properly manage the Apartment Complex or (B) the Management Agent is declared Bankrupt, is dissolved, or makes an assignment for the benefit of its creditors, or for any intentional misconduct by the Management Agent or gross negligence in the discharge of its duties and obligations as Management Agent, including, without limitation, for any action or failure to take any action which:

		(1) violates in any material respect any provision of the Management Agreement entered into with the Partnership and approved by the Lender, and/or any provision of the Extended Use Commitment and/or the Loan Documents applicable to the Apartment Complex, or the Lender approved management plan for the Apartment Complex, or

		(2) violates in any material respect any provision of this Agreement or provision of applicable law.

	8.16.	Replacement of the Management Agent.  Upon the
removal of the Management Agent as the entity responsible for the management of the Apartment Complex, a substitute Management Agent, which may be an Affiliate of the General Partner, shall be named by the General Partner, subject to the consent of the Lender, if required, and the consent of BCTC 94, Inc.

	8.17.	Subordinated Loans to the Partnership.  In the
event that additional funds are required by the Partnership for any purpose relating to the business of the Partnership or for any of its obligations, expenses, costs or expenditures, the Partnership may borrow such funds as are needed from any Partners or other Person or organization, including the General Partner, for such period of time and on such terms as the General Partner, the Investment Partnership and the Lender, if so required, may agree and at the rate of interest then prevailing for comparable loans (except for Operating Deficit Loans made pursuant to Section 8.09(b), which shall bear interest only as provided in
Section 8.09(b)); provided however, that no such additional loans shall be secured by any mortgage or other encumbrance on the property of the Partnership without the prior approval of the Investment Partnership and the approval of the Lender, if required; except that such approvals shall not be required in the case of the hypothecation of personal property purchased by the Partnership and not included in the security agreements executed by the Partnership at the time of Initial Closing. Loans made under this Section shall be repaid as set forth in Sections 11.03 and 11.04 of this Agreement, but any amount of any such loan that is outstanding at the time of the occurrence of any of the events described in Sections 11.04 or 12.01 shall be repaid as provided in Section 11.04A(b)(4). A General Partner is not obligated to make any Subordinated Loans except as provided for in Section 8.11.1.

	8.18.	Reserve Fund for Replacements.

	(a)	Reserve Fund for Replacements.  The Partnership shall
establish a Reserve Fund for Replacements with respect to the Apartment Complex, as required by the Lender and BCTC 94, Inc.
The Partnership shall make deposits into the Reserve Fund equal to $15,000.00 annually commencing in 1998 with a pro rata share to be paid for 1997 (the "Required Deposit"); such deposits may be suspended only as approved by the City Lender or, as applicable as hereinafter stated BCTC 94, Inc. Funds in the Reserve Fund for Replacements are intended to be employed for the replacement as needed of fixtures, equipment, structural elements and other components of the Apartment Complex of a capital nature. All interest earnings on funds on deposit in the Reserve Fund for Replacements shall be retained therein for the aforesaid purposes. The Reserve Fund for Replacement shall remain under the joint control of the General Partner and BCTC 94, Inc. Withdrawals from the Reserve Fund for Replacements shall be made only with the Consent, or upon the direction, of the General
Partner and BCTC 94, Inc.

	(b) 	Operating Deficit Reserve.

	(i)	The Partnership shall establish the Operating
Deficit Reserve as a separate, interest-bearing account with a financial institution acceptable to BCTC 94, Inc. and shall deposit therein initial funds in the amount of $200,000 (the "Initial Reserve Fund Deposit") from the proceeds of the applicable Installment pursuant to the following schedule: (x) $100,000 upon Substantial Completion; and (y) $100,000 upon Substantial Completion from proceeds of the $100,000 Note. The Operating Deficit Reserve shall be increased annually to the extent of Cash Flow pursuant to Section 11.03(A)(a). Funds in the Operating Deficit Reserve are intended to be employed solely for the payment of Operating Deficits. All interest earnings on funds on deposit in the Operating Deficit Reserve shall be retained therein for the aforesaid purposes. The Operating Deficit Reserve shall remain under joint control of the General Partner and BCTC 94, Inc. Withdrawals from the Operating Deficit Reserve shall be made only with the Consent, or upon the direction, of the General Partner and BCTC 94, Inc.

	(ii)	The Operating Deficit Reserve shall be released to
the Partnership upon the later to occur of (x) the termination of the "tax credit compliance period" and/or the "extended use period" as such term is defined pursuant to IRC Section 42(h)(6), or (y) the termination, release or discharge of the City Loan.

	(iii)	Notwithstanding anything to the contrary
contained herein, in the event that the Project receives a five
(5) year renewal of the HUD Section 8 McKinney Fund contracts (the "Five Year Section 8 Extension"), then at such time eighty percent (80%) of the balance of the Operating Deficit Reserve shall be disbursed to the General Partner subject to
Section 8.18(b)(iv) below, and provided that (x) the Partnership maintains a minimum Operating Deficit Reserve balance of $100,000 and (y) all accrued fees payable to the Limited Partner have been paid (conditions (x) and (y) herein shall be referred to as the "Reserve Disbursement Conditions"). In the event that the Five Year Section 8 Extension is not granted, then the General Partner shall receive fifteen percent (15%) of the balance of the Operating Deficit Reserve upon each one-year renewal of said HUD
Section 8 contracts, provided that the Reserve Disbursement Conditions are met prior to each disbursement of said funds. However, in any event, funds shall be released from the Operating Deficit Reserve in an amount sufficient to pay any Deferred Developer Fee, if not sooner paid, on the last day of the period ending ten years after the issuance of the Certificate of Occupancy.

	(iv)	Funds released from the Operating Deficit Reserve
pursuant to this Section 8.18(b)(iii) shall be disbursed (x) to the General Partner as a return of any General Partner Special Capital Contribution made pursuant to Section 5.01(a); (y) to the Developer in respect of any unpaid Deferred Developer Fee; and then (z) to Balanced Housing Development Corporation as repayment of the Balance Housing Loan. If, at the time of any release from the Operating Deficit Reserve there is no Partnership obligation outstanding to the Developer in respect of the Deferred Developer Fee or to Balanced Housing Loan, or to the General Partner in respect of any Special Capital Contributions made pursuant to
Section 5.01(a) the amount released from the Operating Deficit Reserve shall be treated as Partnership Revenue.

		(v)	Notwithstanding anything to the contrary contained
herein, in the event that there is a delay up to ninety (90) days in the receipt by the Partnership of the initial HUD Section 8
McKinney Funds (the "McKinney Funds") due the Partnership, and said McKinney Funds are to be received by the Partnership to be applied retroactively, then the Initial Reserve Fund Deposit funds may be used by the Partnership to pay for normal operating expenses of the Partnership. Upon receipt by the Partnership of the McKinney Funds, said Initial Reserve Fund Deposit shall be replenished by the Partnership.

                      ARTICLE IX
    TRANSFERS OF, AND RESTRICTIONS ON TRANSFERS OF INTERESTS OF
                   LIMITED PARTNERS

	9.01.	Purchase for Investment.

	(a)	The Investment Partnership hereby represents and
warrants to the General Partner and to the Partnership that the acquisition of its Interest is made as principal for its account for investment purposes only and not with a view to the resale or distribution of such Interest, except insofar as the Securities Act of 1933 and any applicable securities law of any state or other jurisdiction permit such acquisitions to be made for the account of others or with a view to the resale or distribution of such Interest without requiring that such Interest, or the acquisition, resale or distribution thereof, be registered under the Securities Act of 1933 or any applicable securities law of any state or other jurisdiction.

	(b) 	The Investment Partnership agrees that it will not
sell, assign or otherwise transfer its Interest or any fraction thereof to any Person who does not similarly represent and warrant and similarly agree not to sell, assign or transfer such Interest or fraction thereof to any Person who does not similarly represent and warrant and agree.

	(c)	The Investment Partnership shall not sell, assign or
otherwise transfer its Interest or any fraction thereof to any Person until the Investment Partnership has provided the Partnership with a legal opinion, reasonably satisfactory to the General Partner, that such sale, assignment or other transfer does not violate any state or federal securities laws or require the Interest to be registered under any such laws.

	9.02.	Restrictions on Transfer of Limited Partner's
Interests.

	(a)	Under no circumstances will any offer, sale, transfer,
assignment, hypothecation or pledge of any Limited Partner
Interest be permitted unless the General Partner, in its sole discretion, shall have Consented.

	(b)	 The Limited Partner whose interest is being
transferred shall pay such reasonable expenses as may be incurred by the Partnership in connection with such transfer.

	9.03.	Admission of Substitute Limited Partners.

	(a)	Subject to the other provisions of this Article IX, an
assignee of the Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Interest) shall be admitted as a Substitute Limited Partner of the Partnership only upon the satisfactory completion of the following:

 (i)	Consent of the General Partner (which may be
withheld in its sole discretion) and the consent of the Lender, if required, shall have been given, which Consent of the General Partner may be evidenced by the execution by the General Partner of an amended Agreement and/or Certificate evidencing the admission of such Person as a Limited Partner pursuant to the requirements to the Act;

(ii)	the assignee shall have accepted and agreed to be
bound by the terms and provisions of this Agreement by executing a counterpart thereof or an appropriate amendment hereto, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner;

(iii)	an amended Agreement and/or Certificate
evidencing the admission of such Person as a Limited Partner shall have been filed for recording pursuant to the requirements of the Act to the extent required in order to effectuate the admission of such Person as a Limited Partner;

(iv)	the assignee shall have represented and agreed in
writing as required by Section 9.01;

(v)	if the assignee is a corporation, the assignee
shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of its authority to become a Limited Partner under the terms and provisions of this Agreement; and

(vi	 the assignee or the assignor shall have
reimbursed the Partnership for all reasonable expenses, including all reasonable legal fees and recording charges, incurred by the Partnership in connection with such assignment.

	(b) 	For the purpose of allocation of profits, losses and
credits, and for the purpose of distributing cash of the Partnership, a Substitute Limited Partner shall be treated as having become, and as appearing in, the records of the Partnership as a Partner upon his signing of an amendment to this Agreement, agreeing to be bound hereby.

	(c)	The General Partner shall cooperate with the Person
seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action, including the filing of any amended Agreement and/or Certificate evidencing the admission of any Person as a Limited Partner, and the making of any other official filings and publications, as promptly as practicable after the satisfaction by the assignee of the Interest of a Limited Partner of the conditions contained in this Article IX to the admission of such Person as a Limited Partner of the Partnership. Any cost or expense incurred in connection with such admission shall be borne by the Partnership to the extent of available Partnership assets, and otherwise by such assignee.

	9.04.	Rights of Assignee of Partnership Interest.

	(a)	Except as provided in this Article and as required by
operation of law, the Partnership shall not be obligated for any purpose whatsoever to recognize the assignment by any Limited
Partner of his (its) Interest until the Partnership has received actual Notice thereof.

	(b) 	Any Person who is the assignee of all or any portion of
a Limited Partner's Interest, but does not become a Substitute
Limited Partner and desires to make a further assignment of such Interest, shall be subject to all the provisions of this Article
IX to the same extent and in the same manner as any Limited
Partner desiring to make an assignment of his (its) Interest.

                       ARTICLE X
       RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

10.01.	Management of the Partnership.  No Limited Partner
shall take part in the management or control of the business of the Partnership nor transact any business in the name of the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have the power or authority to bind the partnership or to sign any agreement or document in the name of the Partnership. No Limited Partner shall have any power or authority with respect to the Partnership except insofar as the consent of any Limited Partner shall be expressly required and except as otherwise expressly provided in this Agreement.

	10.02.	Limitation on Liability of Limited Partners.  The
liability of each Limited Partner shall be limited to its Capital Contribution as and when payable under the provisions of this Agreement. No Limited Partner shall have any other liability to contribute money to, or in respect of the liabilities or obligations of, the Partnership, nor shall any Limited Partner be personally liable for any obligations of the Partnership. No Limited Partner shall be obligated to make loans to the Partnership.

	10.03.	Other Activities.  Any Limited Partner may engage
in or possess interests in other business ventures of every kind and description for its own account, including without limitation, serving as general or limited partner of other partnerships which own, either directly or through interests in other partnerships, government-assisted housing projects similar to the Apartment Complex. Neither the Partnership nor any of the Partners shall have any right by virtue of this Agreement in or to such other business ventures to the income or profits derived therefrom.

	10.04.	Ownership by Limited Partner of Corporate General
Partner or Affiliate. No Limited Partner shall, at any time, either directly or indirectly, own any stock or other interest in any corporate General Partner if such ownership by itself or in conjunction with other stock or other interests owned by other Limited Partners would, in the opinion of Hinckley, Allen & Snyder or other tax counsel to the Investment Partnership, jeopardize the classification of the Partnership as a partnership for federal income tax purposes. In the event of any violation of the provisions of this Section by any one or more Limited Partners, such Limited Partner or Limited Partners shall either dispose of their Interests in the Partnership (subject to and in compliance with the provisions of Article IX) or of their stock or other interest in the corporate General Partner or Affiliates to the extent necessary so that, in the opinion of counsel for the Partnership, the classification of the Partnership as a partnership for federal income tax purposes is no longer in jeopardy. The obligation of any such disposition required of more than one Limited Partner shall be shared among them on an equitable basis. Notwithstanding the foregoing, neither the General Partner nor any Limited Partner shall be liable in damages to the Partnership or to any Partner by reason of any violation of this Section, except for damages arising (a) out of any material misrepresentation by any Limited Partner relating to the ownership of stock or other interest in a corporate General Partner or any affiliate by him or by any member of his family (within the meaning of the attribution rules set forth in Section 318 of the Code), or (b) out of any failure by any Limited Partner to dispose of his Interest in the Partnership or of his stock or other interest in a corporate General Partner or Affiliate within a reasonable time after Notice to such Limited Partner by the Partnership of the obligations to make such disposition.


                          ARTICLE XI
  ALLOCATION OF TAXABLE INCOME, TAX LOSSES, TAX CREDITS AND CASH
                         DISTRIBUTIONS

	Section 11.01.	Allocation of Taxable Income, Tax Losses and
Tax Credits.

	A.	General.  Subject to the special allocations set forth
in this Article XI, Taxable Income, Tax Credits and Tax Losses for each fiscal year of the Partnership (or part thereof) other than those to be allocated pursuant to Section 11.01B, Section
11.01C, or Section 11.02 hereof, shall be allocated 99.99% to the Investment Partnership and .01% to the General Partner.

	B.	Nonrecourse Deductions.  Nonrecourse Deductions for any
fiscal year or other period shall be specially allocated 99.99% to the Investment Partnership and .01% to the General Partner.

	C.	Partner Loan Nonrecourse Deductions.  Any Partner Loan
Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the loan to which such Partner Loan
Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

	Section 11.02.	Allocation of Taxable Income and Tax Losses
from Capital Transactions. Subject to the special allocations set forth in this Article XI, Taxable Income and Tax Losses from Capital Transactions shall be allocated to the Partners as follows:

	(i)	Taxable Income from Capital Transactions shall be
allocated:

		(a) first, to the Partners with negative Capital Accounts pro rata in such amounts as will result in the elimination of the negative Capital Accounts of such Partners; provided, however, that if Taxable Income to be allocated pursuant to this Section 11.02(i)(a) is insufficient to eliminate all negative Capital Accounts, such Taxable Income will be allocated to Partners with negative Capital Accounts in the proportion that each such Partner's negative Capital Account bears to the total of all such Negative Capital Accounts;

		(b) then, the balance, if any, of such Taxable Income shall be allocated 50% to the General Partner and 50% to the Investment Partnership.

	(ii) Tax Losses from Capital Transactions shall be allocated:

		(a) first, to the extent of the respective positive balances in the Partners' Capital Accounts; and

		(b) any balance, 99.99% to the Limited Partner and .01% to the General Partner.

	(iii) Notwithstanding the foregoing provisions, if Taxable Income to be allocated includes income treated as ordinary income for federal income tax purposes because such Taxable Income is attributable to the recapture of depreciation under Section 1245 or 1250 of the Code, such Taxable Income, to the extent treated as ordinary income, shall be allocated to and reported by the Partners in proportion to their accumulated depreciation
allocations.   The Partnership shall keep records of such
allocations of depreciation to the Partners. In determining the accumulated depreciation allocations of the Partners, depreciation deductions for each taxable year shall be deemed allocated to the Partners in the same proportion as the Taxable Income or Tax Losses in that particular taxable year were allocated to the Partners.

	11.03	Distribution of Cash Flow.

	A.	Subject to Lender approval, if required, Cash Flow
shall be determined for each fiscal year and shall be applied or distributed at such time or times as the General Partner deem appropriate, but in no event less than once in each fiscal year, in the following order of priority:

(a) First, to payment of the Asset Management Fee currently due, together with any accrued but unpaid Asset
Management Fees;

		(b) Second, to increase the Operating Deficit Reserve, and to replace any withdrawals therefrom, so that the minimum balance of said Operating Deficit Reserve reaches $990,000 by the last day of the period ending ten years after the issuance of the Certificate of Occupancy, and in any event is maintained at no less than $100,000 after said ten year period, or is released pursuant to Section 8.18(b);


(c)  Third, to payment to the Developer of the Deferred
Development Fee;

(d) Fourth, to repayment of any amounts due with respect to any Subordinate Loans (including without limitation, Operating Deficit Loans made under Section 8.09(b);

	(e)  Fifth, to payment of the Incentive Partnership
Management Fee currently due;

		(f) Any balance, split 80% to the General Partner and 20% to the Investment Partnership.

	Section 11.04	Distributions of Distributable Proceeds from
Capital Transactions and Distributable Proceeds from
Refinancings.

	A.	Distributable Proceeds from Capital Transactions and
Distributable Proceeds from Refinancings (other than liquidating distributions pursuant to Section 12.02) shall be distributed in the following order of priority:

		(a) First, to the payment of any debts and liabilities (including unpaid fees but excluding any debts, liabilities and/or fees owed to any Partners) and to the establishment of any required reserves;

		(b)  Second, to the payment of any debts and
liabilities (including unpaid fees) owed to the Partners or any Affiliates by the Partnership for Partnership obligations, including the repayment of any Credit Recovery Loans made pursuant to Section 5.01(d)(iii) or any Operating Deficit Loans made pursuant to Section 8.09(b) and the funding of reserves under Section 8.18; provided, however, that the foregoing debts and liabilities owed to Partners and their Affiliates shall be paid or repaid, as applicable, in the following order of priority if and to the extent applicable:

(1) The Deferred Developer Fee, if any,

(2) The Asset Management Fees currently due, together with any accrued and unpaid Asset Management
Fees, if any,

		(3) The repayment to the Investment Partnership of any Reduction Amount pursuant to Section 5.01(d)(ii) together with any accrued or unpaid interest or Credit
Recovery Loan Pursuant to Section 5.01(d)(iii) together with any accrued or unpaid interest;

			(4) Subordinated Loans to the General Partner;

		(5) Any other such debts and liabilities;
provided, however, that all such other debts and liabilities owed to the Investment Partnership shall be paid prior to any such debts and liabilities owed to the General Partner; and

(c)	the balance, if any, 50% to the General Partner
and 50% to the Investment Partnership.

B.	Distributable Proceeds from Capital Transactions and
Distributable Proceeds from Refinancings shall be distributed within 90 days after the end of the fiscal quarter in which such Capital Transaction or Refinancing occurs. Distributions of Distributable Proceeds from Capital Transactions and Distributable Proceeds from Refinancings to the Partners shall be made only after Capital Accounts have been adjusted to reflect all previous allocations of Taxable Income and Tax losses to the Partners, for distributions of Cash Flow, and for any other distributions of Distributable Proceeds form Capital Transactions or Distributable Proceeds from Refinancings.

C.	Amounts remaining in the Operating Deficit Reserve at
the time of any of the foregoing distributions shall be utilized by the Partnership to reduce any amounts which remain outstanding under the Development Agreement, and if no such amounts remain outstanding, they shall be applied to the payment of obligations and distributions to the Partners in the order set forth in this Section 11.04A.

	Section 11.05	Allocations Among Partners.

	A.	For purposes of determining the Taxable Income (or Tax
Losses) or any other items allocable to any period, Taxable
Income (or Tax Losses) and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code
Section 706 and the Treasury Regulations thereunder.

	B.	Taxable Income, Tax Losses, and Tax Credits for all
purposes of this Agreement shall be determined in accordance with the accrual accounting method. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations, including allocation of Book Profits and Losses, shall be divided among the Partners in the same proportions as they share Taxable Income, Tax Credits, and Taxable Losses, as the case may be, for such fiscal year.

	C. 	In any year in which a Partner sells, assigns or
transfers all or any portion of an Interest to any Person who during such year is admitted as a substitute Partner, the share of all Taxable Income, Tax Losses, and Tax Credits, allocated to and of all Cash Flow and all cash proceeds distributable under
Section 11.04 distributed to, all Partners which is attributable to the Interest sold, assigned or transferred shall be divided between the assignor and the assignee using any one of the following methods as determined by agreement between the assignor and assignee: (i) ratably on the basis of the number of days in such year before, and the number of days on and after, the execution by the assignee of this Agreement, or (ii) by dividing the Partnership fiscal year into two segments, the first segment being the time period in such year before the execution by the assignee of this Agreement and the second segment being the time period in such year beginning on the date of execution of this Agreement, and allocating Taxable Income, Tax Losses, Tax Credits, Cash Flow, and all cash proceeds distributable in each such segment among the persons who were Partners during that segment, or (iii) using such other method as provided by the Code or regulations thereunder.

	D.	In the event that there is a determination that there
is any original issue discount or imputed interest attributable to the Capital Contribution of any Partner, or any loan between a Partner and the Partnership, any income or deduction of the Partnership attributable to such imputed interest or original issue discount on such Capital Contribution or loan (whether stated or unstated) shall be allocated solely to such Partner.

	E.	In the event that the deduction of all or a portion of
any fee paid or incurred by the Partnership to a Partner or an Affiliate of a Partner is disallowed for federal income tax purposes by the Internal Revenue Service with respect to a taxable year of the Partnership, the Partnership shall then allocate to such Partner an amount of gross income of the Partnership for such year equal to the amount of such fee as to which the deduction is disallowed.

	F.	If any Partner's Interest in the Partnership is reduced
but not eliminated because of the admission of new Partners or otherwise, or if any Partner is treated as receiving any items of property described in Section 751(a) of the Code, the Partner's Interest in such items of Section 751(a) property that was property of the Partnership while such Person was a Partner shall not be reduced, but shall be retained by the Partner so long as the Partner has an Interest in the Partnership and so long as the Partnership has an Interest in such property.

	G.	The Partners are aware of the income tax consequences
of the allocations made by this Article XI and hereby agree to be bound by the provisions of this Article XI in reporting their shares of Partnership income and loss for income tax purposes.

	H.	If a taxing authority ignores the characterization of
any amounts (other than the receipt of a profits interest in the Partnership by a Partner) paid to a Partner (or an Affiliate hereof) as salaries, management fees, commissions or other compensation for services, including interest ("Compensation"), and refuses to treat such payments as either guaranteed payments within the meaning of Code Section 707(c) or payments made to such Partner other than in such Partner's capacity as a Partner within the meaning of Code Section 707(a), and such taxing authority ultimately treats such amounts paid to a Partner (or an Affiliate thereto) as a distribution to such Partner for federal income tax purposes which reduces such Partner's Capital Account, then the Compensation shall be offset to the extent possible by a special allocation of an item of income or gain of the Partnership to the recipient Partner so that, consistent with the intent of the Partners, the Compensation shall not be treated as a distribution which reduces the recipient Partner's Capital
Account without an offsetting allocation of income or gain. Accordingly, such Partner shall be allocated the first available items of Partnership income and gain (including in a succeeding year) in an amount equal to the Compensation.

	Section 11.06	Qualified Income Offset.

		(i)  Notwithstanding any other provision of this
Article XI, in the event any Partner unexpectedly receives (a) an adjustment to the Capital Account balance of such Partner as described in Section 1.704-1(b)(2)(ii)(d)(4) of the Treasury Regulations, (b) an allocation to such Partner of loss or deduction of the type described in Section 1.704-1(b)(2)(ii)(d)(5) of the Treasury Regulations, or (c) a distribution to such Partner in excess of any offsetting increase in the Partner's Capital Account balance during or prior to the year of distribution, items of Partnership Taxable Income and of income that constitute a credit to such Partner's Capital Account shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations under Code Section 704(b), the Qualified Income Offset Amount (defined in Section 11.06(ii)) created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 11.06(i) shall be made only if and to the extent that such Partner would have a Qualified Income Offset Amount after all other allocations provided for in this Article have been tentatively made as if this Section 11.06(i) were not in this Agreement.

		(ii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Tax Losses of the Partnership be allocated to a Partner if such allocation would result in such Partner having a "Qualified Income Offset Amount" (as defined below). As used herein, the term "Qualified Income Offset Amount" for a Partner means the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year after giving effect to the following adjustments:
(i) credit to such Capital Account an amount equal to (a) the Partner's Share of Minimum Gain immediately prior to the allocation or distribution and (b) the sum of such Partner's allocable share of any recourse indebtedness of the Partnership as determined under Section 752 of the Code and any unconditional obligation of such Partner to contribute additional amounts to the capital of the Partnership in the future (to the extent not previously taken into account in determining such Partner's share of recourse liabilities of the Partnership) and (ii) debit to such Capital Account the allocations or distributions described in Section 11.06(i) that, as of the end of the taxable year, are reasonably expected to be made to such Partner. All Tax Losses in excess of the limitation set forth in this Section 11.06(ii) shall be allocated to the General Partner.

	Section 11.07.	Minimum Gain Allocations.

	A.	Notwithstanding any other provisions of this Article
XI, if in any year there is a net decrease in the amount of the Partnership's Minimum Gain, each Partner will be allocated items of Taxable Income and gain for such year equal to that Partner's share of the net decrease in Minimum Gain, within the meaning of Treasury Regulation 1.704-2(g)(2), and subject to the exceptions set forth in Treasury Regulation 1.704-2(f).

	Allocations of Taxable Income and gain (hereinafter referred to as a "Minimum Gain Chargeback") required pursuant to this
Section 11.07 shall consist first of gains recognized from the disposition of items of Partnership property subject to one or more nonrecourse liabilities of the Partnership to the extent of the decrease in Minimum Gain attributable to the disposition of such items of property (or if such gains exceed the amount of the Minimum Gain Chargeback required for such taxable year, the Minimum Gain Chargeback shall consist of a proportionate share of each such gain), and the remainder of such Minimum Gain
Chargeback shall consist of a pro-rata portion of the other items of Taxable Income and gain of the Partnership for that year. If the amount of the Minimum Gain Chargeback requirement exceeds the Partnership's Taxable Income and gains for the taxable year, the excess shall carry over to subsequent years.

	B.	If in any year there is a net decrease (within the
meaning of Treasury Regulations Section 1.704-2(i)(3) in Partner Nonrecourse Debt Minimum Gain, any Partner with a share of that Member Nonrecourse Debt Minimum Gain (determined under Treasury Regulation 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of profits and gains for that year (and if necessary, subsequent years) equal to that Partner's share of the net decrease in Member Nonrecourse Debt Minimum Gain in accordance with Treasury Regulation Section 1.704-2(i)(4).

	Section 11.08	Regulatory Allocations.  The allocations set
forth in Sections 11.01B, 11.01C, 11.06 and 11.07 (the
"Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b). It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other
Regulatory Allocations or with special allocations of other items of Taxable Income, Tax Losses and items of income, gain, loss, or deduction pursuant to this Section 11.08. Therefore, notwithstanding any other provision of this Article (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Taxable Income, Tax Losses, and items of income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Sections
11.01A and 11.02.  In exercising its discretion under this
Section 11.08, the General Partner shall take into account future Regulatory Allocations under Section 11.07 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 11.01B and 11.01C.

	Section 11.09	Partners' Partnership Non-recourse
Liabilities. For purposes of Code Section 752, each Partner's share of Partnership non-recourse liabilities shall be determined in accordance with Treasury Regulation 1.752-3(a) or successor regulation. In this connection, for purposes of determining each Partner's proportionate share of the excess non-recourse liabilities of the Partnership pursuant to Treasury Regulation 1.752-3(a), the Investment Partnership shall have a 99% interest in Partnership Taxable Income or profits and the General Partner shall have a 1% interest in Partnership Taxable Income or profits.

	Section 11.10	Tax Allocations: Code Section 704(c).  In
accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 11.12 hereof).

	In the event the Gross Asset Value of any Partnership prop-erties is adjusted pursuant to Section 11.12 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

	Any elections or other decisions relating to such allocations shall be made by the General Partner with the Consent of the Limited Partner, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Book Profits and Losses, other items, or distributions pursuant to any provision of this Agreement.

	11.11.	Tax Matters Partner.

	A.	The General Partner is hereby designated as Tax Matters
Partner of the Partnership, and shall engage in such undertakings as are required of the Tax Matters Partner of the Partnership, as provided in regulations pursuant to Section 6231 of the Code.
Each Partner, by its execution of this Agreement, Consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such Consent.

	B.	The Tax Matters Partner is hereby authorized, but not
required:

		(a) to enter into any settlement with the Internal Revenue Service or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other
Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner;
Balanced Housing Development Corp.;

		(b)  in the event that a notice of a final
administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, or the United States Claims Court;

		(c) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

		(d) to file a request for an administrative adjustment with the Internal Revenue Service at any time and, if any part of such request is not allowed by the Internal Revenue Service, to file a petition for judicial review with respect to such request;

		(e) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

		(f) to take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

	C.	The Partnership shall indemnify and reimburse the Tax
Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses shall be made before any distributions are made or any discretionary reserves are set aside by the General Partner.
In the event that funds are not available from the Partnership for such expenses, the General Partner shall have the obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 8.07 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

	11.12	Capital Accounts

	A.	A Capital Account shall be maintained on the books of
the Partnership for each Partner, which shall be (i) credited with its Capital Contributions and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner; (ii) credited with its distributive share of Taxable Income and any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Taxable Income;
(iii) charged with its distributive share of Tax Losses and any nondeductible expenditures of the Partnership (including
Syndication Expenses) described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account under this Section 11.12; and (iv) charged with any distributions to it and with the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

	In the case of property other than cash contributed to the Partnership or distributed to a Partner, each Partner's Capital Account will be credited with the Gross Asset Value of property contributed to the Partnership (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) and shall be debited with the cash and the Gross Asset Value of property distributed to it (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject). In the event the Gross Asset Values of Partnership assets are adjusted pursuant to Section 11.12B hereof, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

	Upon the sale, exchange or other transfer of an Interest, or the assignment of such Interest to a new Partner, the Capital
Account of the transferor Partner shall carry over to the transferee Partner.

	B.	For purposes of determining and maintaining the
Partners' Capital Accounts, the Gross Asset Value of Partnership assets shall be adjusted as follows:

		(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

		(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) upon liquidation of the Partnership, or upon the distribution by the Partnership to a Partner of more than a de minimis amount of money or other
Partnership property to a retiring or continuing Partner as consideration for an Interest in the Partnership or (c) under generally accepted industry accounting practices, provided substantially all of the Partnership's property (excluding money) consists of stock, securities, commodities, options, warrants, futures, or similar instruments that are readily tradable on an established securities market; and

		(iii) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (i) or (ii) of this
Section 11.12B, such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Book Profits and Losses, as set forth in Section 11.12B.

	C.	For purposes of determining and maintaining the
Partners' Capital Accounts and the computation of Book Profits and Losses only, the following adjustments shall be made to the calculation of Taxable Income and Tax Losses reflected in the Partners' Capital Accounts:

		(i) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

		(ii) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such Taxable Income or Tax Losses, there shall be taken into account Book Depreciation for such fiscal year or other period, computed as hereinafter set forth.

		(iii) For this purpose, "Book Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Book Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset
Value as the federal income tax depreciation, amortization, or other cost recovery deductions for such year or other period bears to such beginning adjusted tax basis.

		(iv) Allocations of Book Profits and Losses among the Partners shall be made in accordance with the provisions of this
Article XI respecting allocations of Taxable Income and Tax
Losses among the Partners.

	11.13.	Authority of General Partner to Vary Allocations
to Preserve and Protect Partner's Intent.

	(a)	 It is the intent of the Partners that each Partner's
distributive share of income, gain, loss, deduction, or credit
(or item thereof) shall be determined and allocated in accordance with this Article XI to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Article XI, the General Partner hereby are authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Article XI to the extent that allocating income, gain, loss, deduction or credit (or item thereof) in the manner provided for in Article XI would cause the determinations and allocations of each Partner's distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704 (b) of the Code and Treasury Regulations promulgated thereunder. Any allocation made pursuant to this
Section 11.13 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article XI and no amendment of this Agreement or approval of any Partner shall be required.

	(b)	 In making any allocation (the "new allocation") under
Section 11.13(a), the General Partner is authorized to act only after having been advised by the Accountants and at the option of the General Partner its attorneys that, under Section 704(b) of the Code and the Treasury Regulations thereunder, (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this Article XI necessary in order to assure that, either in the then current year or in any preceding year, each Partner's distributive share of income, gain, loss, deduction, or credit
(or item thereof) is determined and allocated in accordance with this Article XI to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

	(c)	If the General Partner is required by Section 11.13(a)
to make any new allocation in a manner less favorable to any Partner than is otherwise provided for in this Article XI, then the General Partner are authorized and directed, only after having been advised by the Accountants that it is permitted by
Section 704(b) of the Code, to allocate income, gain, loss, deduction, or credit (or item thereof) arising in later years in such manner so as to bring the allocations of income, gain, loss, deduction, or credit (or item thereof) to such Partner as nearly as possible to the allocations thereof otherwise contemplated by this Article XI.

 (d)	New allocations made by the General Partner under
Section 11.13(a) and Section 11.13(c) in reliance upon the advice of the Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.


                          ARTICLE XII
                SALE, DISSOLUTION AND LIQUIDATION

12.01.	Dissolution of The Partnership.  The Partnership
shall be dissolved upon the earlier
of expiration of the terms of the Partnership, or upon:

		(a)	subject to Section 6.03, the withdrawal, Bankruptcy,
death, dissolution or adjudication of incompetency of a General
Partner who is at that time the sole General Partner;

	(b) 	the sale or other disposition of all or substantially
all of the assets of the Partnership;

(c) 	the election by the General Partner, with the Consent
of BCTC 94, Inc.; or

(d)	any other event causing the dissolution of the
Partnership under the laws of the State.

	12.02.	Winding Up and Distribution.

	(a)	In the event of dissolution and termination of the
Partnership, a full accounting of the assets and liabilities shall be taken, and the assets shall be distributed in accordance with this Section 12.02 as follows, after taking into account all other allocations and distributions under this Agreement for the Fiscal Year, including, without limitation, the allocations under
Article XI hereof;

		(A) To the payment of all debts and liabilities of the Partnership then due (including fees and loans payable to Partners);

		(B) To the setting up of any reserves that the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

		(C) To the Partners, in an amount equal to the positive balances in their Capital Accounts.

	If a General Partner has a negative Capital Account balance following the liquidation of the Partnership or of a General Partner's Interest in the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(ii)(g), excluding from such General Partner's negative Capital Account balance, (a) such General Partner's Share of Minimum Gain, and (b) any other amount that such General Partner is deemed to be obligated to restore to the Partnership under Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or otherwise under the Treasury Regulations promulgated under Code Section 704(b), and after taking into account all Capital Account adjustments (including adjustments arising from the liquidation) for the Partnership taxable year during which such liquidation occurs, other than those made pursuant to this Section, such General Partner shall be unconditionally obligated to restore the amount of such negative Capital Account balance to the Partnership by the end of such taxable year (or, if later, within 90 days after the date of liquidation). Amounts contributed to the Partnership in respect of the General Partner' obligation to restore negative Capital Account balances shall be paid to creditors of the Partnership or distributed to the other Partners in accordance with their positive Capital Account balances, if any, as of the date of liquidation.

	(b) 	The Liquidator shall file all certificates and notices
of the dissolution of the Partnership required by law. The
Liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership's property and assets; provided, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership property would cause undue loss to the Partners, then in order to avoid such loss, the Liquidator may, except to the extent provided by the Act, defer the liquidation as may be necessary to satisfy the debts and liabilities of the Partnership to Persons other than the Partners. Upon the complete liquidation and distribution of the Partnership assets, the Partners shall cease to be Partners of the Partnership, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by the law to terminate the Partnership.

	(c)	Upon the dissolution of the Partnership pursuant to
Section 12.01, the Accountants shall promptly prepare, and the Liquidator shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership upon its dissolution. Promptly following the complete liquidation and distribution of the Partnership property and assets, the Accountants shall prepare, and the Liquidator shall furnish to each Partner, a statement showing the manner in which the Partnership assets were liquidated and distributed.


                       ARTICLE XIII
        BOOKS AND RECORDS, ACCOUNTING TAX ELECTIONS, ETC.

13.01	Books and Records.  The books and records of the
Partnership shall be maintained on an accrual basis in accordance with sound federal income tax accounting principles. These and all other records of the Partnership, including information relating to the status of the Apartment Complex, information with respect to the sale by the General Partner or any Affiliate of goods or services to the Partnership, and any information required to be maintained by the Act or any governmental agencies having jurisdiction, shall be kept at the principal office of the Partnership and shall be available for examination there by any Partner, or his duly authorized representative, at any and all reasonable times. Any Partner, or his duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of names and addresses of the Limited Partners and of any of the books and records of the Partnership.

	13.02.	Bank Accounts.  All funds of the Partnership not
otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may, from time to time, determine. No funds of the Partnership shall be deposited in any financial institution in which any Partner is an officer, director or holder of any proprietary interest.

	13.03.	Accountants.  The Accountants shall annually
prepare for execution by the General Partner all tax returns of the Partnership, shall annually audit the books of the Partnership, and shall certify, in accordance with generally accepted accounting principles, a balance sheet, a profit and loss statement, and a cash flow statement. With respect to each fiscal year during the Partnership's operations, at such time as the Accountants shall have prepared the proposed tax return for such year, the Accountants shall provide copies of such proposed tax return to the Investment Partnership and to its accountants, Reznick, Fedder & Silverman, of Bethesda, Maryland, or such other accountant as approved by the Investment Partnership or their review and comment. Any comments and/or changes in such proposed tax return reasonably recommended by the Investment Partnership's accountants shall be taken into account and made by the Accountants prior to the completion of such tax return for execution by the General Partner. The Partnership shall reimburse Boston Capital Communications Limited Partnership, an affiliate of the Investment Partnership, for its expenses incurred in causing the Partnership's proposed tax return to be reviewed by the Investment Partnership's accountants, if and to the extent that such review results in material modifications to such proposed tax return. A full detailed statement shall be furnished to all Partners, showing such assets, properties, and net worth and the profits and losses of the Partnership for the preceding fiscal year. All Partners shall have the right and power to examine and copy, at any and all reasonable times, the books, records and accounts of the Partnership.

	13.04.	Reports to Partners.

	(a) 	Within 30 days of the date of Substantial Completion,
the General Partner shall cause to be prepared and distributed to the Investment Partnership, a Credit Basis Worksheet for each building, and in the form specified by Boston Capital.

	(b)	 The General Partner shall cause to be prepared and
distributed to all persons who were Partners at any time during a fiscal year of the Partnership:

		(i)  By March 1 of the year after the end of
each fiscal year of the Partnership, (A) an audited financial statement which includes a balance sheet as of the end of such fiscal year and statements of income, Partners' equity, and changes in financial position and a Cash Flow statement, for the year then ended, all of which, except the Cash Flow statement, shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing an opinion of the Accountants, and
(B) a report of the activities of the Partnership during the period covered by the report. Such report shall set forth distributions to Limited Partners for the period covered thereby and shall separately identify distributions from: (1) Cash Flow from operations during the period, (2) Cash Flow from operations during a prior period which had been held as reserves, (3) proceeds from disposition of the Apartment Complex or any other investments of the Partnership, (4) lease payments on net leases with builders and sellers, and (5) reserves. With respect to any distribution to the Investment Partnership, the report called for shall separately identify distributions from (A) Cash Flow from operations during the period, (B) Cash Flow from operations during a prior period which had been held as reserves, (C) proceeds from disposition of property and investments,
(D) lease payments on net leases with builders and sellers, (E) reserves from the gross proceeds of the offering originally obtained from the Investment Partnership, (F) borrowed monies, (G) loans or contributions from the Investment Partnership, and (H) transactions outside of the ordinary course of business with a description thereof. If the Completion Date had not yet occurred as of December 31 in the year which is the subject of the report, then this Section
13.04(a)(i) shall require only the balance sheet for the year then ended.

		(ii)  By February 15 of the year after the
end of each fiscal year of the Partnership, all information necessary for the preparation of the Limited Partners' federal income tax returns, together with a draft of the Partnership's federal income tax return for such fiscal year.

		(iii)  Within thirty (30) days after the end
of each calendar quarter of a fiscal year of the Partnership, a report containing:

			(A)  A balance sheet, which may be
unaudited; and

			(B)  a statement of income for the
quarter then ended, which may be unaudited; and

			(C)  A Low Income Housing Credit
Monitoring form, Rent Rolls, Statement of Income and
Expenses, Operating Statement and Occupancy Rental
Report, all in the form specified by Boston Capital;
and

			(D)  A certification that the Apartment
Complex and its tenants are in compliance with all applicable federal and state laws and regulation; and

			(E)  other pertinent information
regarding the Partnership and its activities during the quarter covered by the report.

		(c) 	Within ninety (90) days after the end of each fiscal
year of the Partnership the General Partner shall provide to the Investment Partnership:

  		(i)  A certification by the General Partner
that (A) all Loans payments and taxes and insurance payments with respect to the Apartment Complex are current as of the date of the year-end report, (B) to the best of the General Partner's knowledge and belief there is no default under the Project Documents or this Agreement, or if there is any default, a description thereof, and (C) to the best of the General Partner's knowledge and belief there is no building, health or fire code violation or similar violation of a governmental law, ordinance or regulation against the Apartment Complex or, if there is any violation, a description thereof;

		(ii)  the information specified in Section
13.04(b);

		(iii)  to the extent not previously disclosed
in a report required hereunder a descriptive statement of all transactions during the fiscal year between the Partnership and the General Partner and/or any Affiliate, including the nature of the transaction and the payments involved (including accrued cash or other payments);

		(iv)  a Cash Flow statement; and

		(v) if required, a copy of the annual report to be filed with the United States Treasury concerning the status of the Apartment Complex as low income housing and, if required, a certificate to the Agency concerning the same.

	(d) 	Upon the written request of the Investment Partnership
for further information with respect to any matter covered in items (a) or (b) above, the General Partner shall utilize its best efforts to furnish such information within 30 days of receipt of such request.

(e) 	Prior to November 1 of each year, the General Partner,
on behalf of and at the expense of the Partnership, shall send to the Investment Partnership an estimate of the Investment Partnership's share of the Tax Credits, identified by building, and of profits and losses of the Partnership for federal income tax purposes for the current fiscal year, all in the form specified by Boston Capital. Such estimate shall be prepared by the General Partner and the Accountants.

	(f)	 Within 15 days after the end of any calendar month
during which

  		(i)  there is a material default by the
Partnership under the Project Documents or in payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt,

		(ii)  any reserve has been reduced or
terminated by application of funds therein for purposes materially different from those for which such reserve was established,

		(iii)  the General Partner has received any
notice of a material fact which may substantially affect further distributions, or

		(iv)  any Partner has pledged or
collateralized his Interest in the Partnership, the General Partner shall send the Investment Partnership a detailed report of such event.

(g)	On or before the Admission Date, the General Partner,
on behalf of the Partnership, shall send to the Investment Partnership a copy of all requests for disbursements or other extensions of credit under any of the Loans which have been submitted to any of the Lenders prior to the Admission Date. After the Admission Date, the General Partner, on behalf of the Partnership, shall send to the Investment Partnership, on or before the tenth day of each month, a copy of (i) all reports required by the Agency, filed the previous month, if any, and covering the status of project operations and (ii) each request for a disbursement or other extensions of credit under any of the Loans submitted to the Lenders during the previous month, if applicable. In addition, within thirty (30) days after the occurrence of Substantial Completion, the General Partner, on behalf of the Partnership, shall prepare and send to the Investment Partnership a Credit Basis Worksheet for each building within the Apartment Complex, in the format provided by Boston Capital. The General Partner shall provide to the Investment Partnership such other reports from time to time as may be reasonably required by the Investment Partnership with the reasonable consent of the General Partner or by federal or state agencies having jurisdiction.

(h)	(i)	In the event that the reports or information
provided for in Sections 13.04 (b)(i) and/or 13.04(b)(ii) above are, at any time, not provided within the time period(s) specified in such Sections, the General Partner shall be obligated to pay to the Investment Partnership the sum of $100 per day, as liquidated damages, for each day from the date upon which such reports or information is (are) due pursuant to the provisions of the aforesaid Sections until the date upon which such reports or information is (are) provided.

(ii)  	In the event that the reporting requirements
set forth in any of the above provisions of this Section 13.04 are not met, or are met with unreasonable or unnecessary delay, the Investment Partnership, in its reasonable discretion, may direct the General Partner to dismiss the Accountants, and to designate successor Accountants before the next reporting period, subject to the approval of the Investment Partnership; provided, however, that if the General Partner and the Investment Partnership cannot agree on the designation of successor Accountants within said time frame, the successor Accountants shall be designated by the Investment Partnership in its sole discretion. Provided that the cost of the successor Accountant shall not exceed the average of three bids from qualified Accountants obtained by the General Partner. The Investment Partnership shall give the General Partner at least 60 days' Notice of any material change in the reporting requirements set forth herein.

	13.05.	Section 754 Elections.  In the event of a transfer
of all or any part of the Interest of a General Partner or of a Limited Partner, the Partnership may elect, pursuant to Sections 743 and 754 of the Code (or any corresponding provision of succeeding law), to adjust the basis of the Partnership property if, in the opinion of the Investment Partnership, based upon the advice of the Accountants, such election would be most advantageous to the Investment Partnership. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election.

	13.06.	Fiscal Year and Accounting Method.  The fiscal
year of the Partnership shall be the calendar year.  All
Partnership accounts shall be determined on the accrual basis.


                       ARTICLE XIV
                        AMENDMENTS

14.01.	Proposal and Adoption of Amendments.  This
Agreement may be amended, after giving 20 days' Notice to the Partners and the City (the "Amendment Notice Period") hereunder
(a) by the General Partner with the Consent of the Investment Partnership, which Consent (except in the case of any proposed amendment which the Investment Partnership reasonably determines to be adverse to their interests as Partners) shall not be unreasonably withheld or (b) by the Investment Partnership with the consent of the General Partner which Consent (except in the case of any proposed amendment which the General Partner reasonably determine to be adverse to their interests as Partners) shall not be unreasonably withheld or delayed. In determining whether or not to give its Consent to an amendment prepared by the Investment Partnership, the General Partner agrees to take into account the investment objectives of the Investment Partnership. In the event that the City has not provided a written response to the Partnership as to its Consent within the Amendment Notice Period, then said non-responding party shall be deemed to have given its Consent to such proposed amendment.


                      ARTICLE XV
            CONSENTS, VOTING AND MEETINGS

15.01	Method of Giving Consent.  Any Consent required by
this Agreement may be given by a written Consent given by the consenting Partner and received by the General Partner at or prior to the doing of the act or thing for which the Consent is solicited.

	15.02. Submissions to Limited Partners. The General Partner shall give the Limited Partners Notice of any proposal or other matter required by any provision of this Agreement or by law to be submitted for consideration and approval of the Limited Partners. Such Notice shall include any information required by the relevant provision or by law.

	15.03.	Meetings; Submission of Matter for Voting.
Subject to the provisions of Section 10.01, a majority in Interest of the Limited Partners shall have the authority to convene meetings of the Partnership and to submit matters to a vote of the Partners.


                       ARTICLE XVI
                   GENERAL PROVISIONS

16.01.	Burden and Benefit.  The covenants and agreements
contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.


	16.02.	Applicable Law.  This Agreement shall be construed
and enforced in accordance with the laws of the State.

	16.03.	Counterparts.  This Agreement may be executed in
several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

	16.04.	Separability of Provisions.  Each provision of
this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

	16.05.	Entire Agreement.  This Agreement and the
ancillary agreements executed in connection herewith set forth all (and is intended by all parties to be an integration of all) of the representations, promises, agreements and understandings among the parties hereto with respect to the Partnership, the Partnership business and the property of the Partnership, and there are no representations, promises, agreements or understandings, oral or written, express or implied, among them other than as set forth or incorporated herein.

	16.06.	Liability of the Investment Partnership.
Notwithstanding anything to the contrary contained herein, neither the Investment Partnership nor any of its partners, general or limited, shall have any personal liability to any of the parties to this Agreement with regard to the representations and covenants extended, or the obligations undertaken, by the Investment Partnership under this Agreement. In the event that the Investment Partnership shall be in default under any of the terms of this Agreement, the sole recourse of any party hereto for any indebtedness due hereunder, or for any damages resulting from any such default by the Investment Partnership, shall be against the capital contributions of the investor limited partners of the Investment Partnership allocated to, and remaining for investment in, the Partnership; provided however, that under no circumstances shall the liability of the Investment Partnership for any such default be in excess of the aggregate of: (a) the amount of Capital Contribution payable by the Investment Partnership to the Partnership, under the terms of this Agreement, at the time of such default, and (b) an amount equal to reasonable attorneys' fees reasonably and necessarily incurred by the General Partner in obtaining payment of any Installment(s) not made by the Investment Partnership when due and payable pursuant to the provisions of this Agreement, provided that if the Investment Partnership wrongfully does not make its required Capital Contribution when due, as provided hereunder, its allocation of Tax Credits, Losses and distributions shall be proportionately reduced in favor of the General Partner.

	16.07.	Environmental Protection.

	(a)	Except as otherwise expressly disclosed to the Limited
Partners, the General Partner represents and warrants that (i) it has no actual knowledge of any deposit, storage, disposal, burial, discharge, spillage, uncontrolled loss, seepage or filtration of any Hazardous Substances at, upon, under or within the Land or any contiguous real estate, and (ii) it has not caused, nor permitted to occur, and it shall not permit to exist, any condition which may cause a discharge of any Hazardous
Substances at, upon, under or within the Land or on any contiguous real estate.

	(b)	The General Partner further represents and warrants
that neither it nor any of its Affiliates (i) has been, or will be involved in operations at or, pursuant to its best efforts, near the Land, which operations could lead to (A) the imposition of liability under the Hazardous Waste Laws on the Partnership or on any other subsequent or former owner of the Land or (B) the creation of a lien on the Land under the Hazardous Waste Laws or under any similar laws or regulations; and (ii) has permitted, or will permit, any tenant or occupant of the Apartment Complex to engage in any activity that could impose liability under the Hazardous Waste Laws on such tenant or occupant, on the Land or on any other owner of the Apartment Complex.

	(c)	The General Partner shall comply strictly and in all
respects with the requirements of the Hazardous Waste Laws and related regulations and with all similar laws and regulations.

	(d)	The General Partner shall at all times indemnify and
hold harmless the Investment Partnership against and from any and all claims, suits, actions, debts, damages, costs, charges, losses, obligations, judgments, and expenses, of any nature whatsoever, suffered or incurred by the Investment Partnership, under or on account of the Hazardous Waste Laws or any similar laws or regulations, including the assertion of any lien thereunder, except for claims, suits, actions, debts, damages, costs, charges, losses, obligations, judgments, or expenses arising from the Investment Partnership's own negligence, misconduct or fraud.

	(e) 	For purposes of this Section 16.07, "Hazardous
Substances" means oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous wastes or hazardous substances, as those terms are used in the Hazardous Waste Laws; and "Hazardous Waste Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and any other federal, state or local law governing Hazardous Substances, as such laws may be amended from time to time.

	16.08.	Notices to the Investment Partnership.  Any Notice
required by the provisions of this Agreement to be given to the Investment Partnership shall be addressed as follows:

			Boston Capital Tax Credit Fund IV, L.P.
			c/o Boston Capital Partners, Inc.
			One Boston Place, 21st Floor
			Boston, Massachusetts 02108
			ATTN:  Joseph A. Briganti, Vice President,
          Acquisitions


And a copy to:
  Hinckley, Allen & Snyder
		One Financial Center
		Suite 4600
		Boston,  MA  02111-2625
ATTN:  Kristin A. DeKuiper, Esq.

	16.09.	Notices to the General Partner.  Any Notice
required by the provisions of this Agreement to be given to the General Partner shall be addressed as follows:

			ESCHER SRO PROJECT, L.P.
			c/o Balanced Housing Development Corporation
			P. O. Box 23
			Livingston, NJ  07039
			ATTN:  Ronald Brown

And a copy to:	Brach, Eichler, Rosenberg, Silver, Bernstein,
			Hammer & Gladstone, A Professional Corporation
			101 Eisenhower Parkway
			Roseland, NJ  07068-1067
			ATTN:  David Ritter, Esq.

	16.10.	Withdrawal of Initial Limited Partner Confirmed.
Ronald Brown, individually as Initial Limited Partner of the
Partnership hereby confirms his withdrawal as such from the Partnership.



	IN WITNESS WHEREOF, the parties have affixed their signatures and seals to this Amended and Restated Agreement of Limited Partnership of ESCHER SRO PROJECT, L.P., as of the date first written above.

WITNESS:	                     GENERAL PARTNER:

                             	BALANCED HOUSING DEVELOPMENT
                             	CORPORATION, a New Jersey
                               corporation

                              By: /s/ Ronald Brown
Witness	                       Name: Ronald Brown
                               Title:   President

                            LIMITED PARTNER:

                            BOSTON CAPITAL TAX CREDIT FUND IV,
                            L.P., a Delaware limited
                             Partnership

                            By: Boston Capital Associates IV,
                                L.P., a Massachusetts limited
                                partnership its
                                general partner

                              By: C&M Associates d/b/a
                                 Boston Capital Associates, its
                                 general partner

                              			By: /s/Bonnie Kate Fox
Witness	                            Bonnie Kate Fox, as
                                    Attorney-in-Fact for
                                 	  John P. Manning, Partner

                            SPECIAL LIMITED PARTNER:

	                   				   	BCTC 94, INC.,
	                       					a Delaware corporation

                            	/s/ Bonnie Kate Fox
Witness:					               By: Bonnie Kate Fox,
							                         Attorney-in-Fact
                                for John P. Manning, President


                               GUARANTOR:



                              	/s/ Ronald Brown
                               By:  Ronald Brown


	                        					WITHDRAWING LIMITED
						                         PARTNER:

	                           		By: /s/ Ronald Brown
 Witness		    			            	Name:	Ronald Brown


COUNTY OF SUFFOLK, ss		   	     )
COMMONWEALTH OF MASSACHUSETTS 		)

	Before me, the undersigned Notary Public in and for the aforesaid County and State, then personally appeared Bonnie Kate Fox, in her capacities as (i) Attorney-in-Fact of John P. Manning, in his capacity as a general partner of C&M Associates d/b/a Boston Capital Associates and President of Boston Capital Partners Corporation, as the general partner of Boston Capital Tax Credit Fund IV, L.P. as Limited Partner of ESCHER SRO PROJECT, L.P., and (ii) Attorney-in-Fact for John P. Manning of BCTC 94, Inc., as a Special Limited Partner of ESCHER SRO PROJECT, L.P., and being duly sworn, acknowledged the execution of the foregoing Amended and Restated Agreement of Limited Partnership.

	Witness my hand and notarial seal this ____ day of ________________, 1997.


______________________
Notary Public
My Commission Expires:

COUNTY OF SUFFOLK, ss         )
COMMONWEALTH OF MASSACHUSETTS	)


	Before me, the undersigned Notary Public in and for the aforesaid County and State, then personally appeared Ronald Brown, (i) in his individual capacity as the Withdrawing Initial Limited Partner of ESCHER SRO PROJECT, L.P., and (ii) as President of Balanced Housing Development Corporation, and (iii) in his individual capacity as Guarantor, being duly sworn, acknowledged the execution of the foregoing Amended and Restated Agreement of Limited Partnership.

	Witness my hand and notarial seal this _____ day of _____________, 1997.


_______________________
Notary Public
My Commission Expires: